Exhibit (a)(1)(A)

CONFIDENTIAL OFFERING MEMORANDUM

Offer to Exchange

2.5484 Shares of Common Stock

and $1.97 in Cash per Equity Security Unit

for

7.25% Adjustable Conversion-Rate Equity Security Units

In Order to Effect Early Settlement of

the Purchase Contracts Embedded in up to 41,800,000 of the Equity Security Units

       Solectron Corporation is offering to exchange (1) 2.5484 shares of our common stock and (2) cash in the amount of $1.97, upon the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal, for each of the outstanding 7.25% Adjustable Conversion-Rate Equity Security Units, up to 41,800,000, or 95%, of the outstanding equity security units. As of April 7, 2004, there were outstanding 44,000,000 equity security units. A purchase contract for our shares is a component of each of the equity security units, and we are conducting this offer for the equity security units, which we refer to as the “Early Settlement Offer,” as a means of effecting early settlement of the embedded purchase contracts and the early retirement of the debentures that are currently pledged to secure settlement of the embedded purchase contracts on November 15, 2004. We refer to this early effective settlement as the “Early Settlement.”

      THE EARLY SETTLEMENT OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 5, 2004, UNLESS EXTENDED. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO MIDNIGHT ON THE EXPIRATION DATE. In addition, you may withdraw any tendered equity security units if we have not accepted them for settlement by June 3, 2004.

      On April 7, 2004, the closing sales price of the equity security units as reported on the New York Stock Exchange (NYSE) under the symbol “SLR PrS” was $16.55 per unit and the closing sales price of our common stock as reported on the NYSE under the symbol “SLR” was $5.80 per share.

      The Early Settlement Offer is subject to various conditions, including there not being a reasonable likelihood, in our good faith reasonable judgment, that the Early Settlement Offer would cause the equity security units to be delisted from the NYSE.

      YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS OFFERING MEMORANDUM BEFORE PARTICIPATING IN THE EARLY SETTLEMENT OFFER.

      Questions regarding procedures for tendering equity security units or requests for additional copies of this offering memorandum, the letter of transmittal or the other documents used in connection with the Early Settlement Offer should be directed to the information agent, Georgeson Shareholder Communications Inc., at its address and telephone numbers set forth on the back cover of this offering memorandum. Any questions regarding the terms of this offering memorandum should be directed to us at the address and telephone number set forth on the back cover of this offering memorandum.

      OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE EARLY SETTLEMENT OFFER. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR EQUITY SECURITY UNITS AND, IF SO, HOW MANY EQUITY SECURITY UNITS TO TENDER. OUR BOARD OF DIRECTORS DOES NOT MAKE ANY RECOMMENDATION TO YOU WITH RESPECT TO THE EARLY SETTLEMENT OFFER, AND NO THIRD PARTY HAS BEEN AUTHORIZED BY US OR OUR BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EARLY SETTLEMENT OFFER, PASSED ON THE MERITS OR FAIRNESS OF THE EARLY SETTLEMENT OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Early Settlement Offer is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, provided by Section 3(a)(9) of the Securities Act and similar exemptions from registration or qualification provided by certain state securities laws.

      The date of this offering memorandum is April 8, 2004.

      You should rely only on the information contained in or incorporated by reference into this offering memorandum and in the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information contained in this offering memorandum is accurate as of any date other than the date on the cover of this offering memorandum.

      This offering memorandum incorporates important business and financial information that is not included in or delivered with this offering memorandum. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document. You can obtain documents incorporated by reference into this offering memorandum by requesting them in writing or by telephone from us at the following address and telephone numbers:

Solectron Corporation

847 Gibraltar Drive
Milpitas, California 95035
Telephone: (408) 957-8500
Attn: Treasurer

      To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. It is important, therefore, to make any such requests on or before April 28, 2004. See “Where You Can Find More Information” for more information about these matters.

QUESTIONS AND ANSWERS ABOUT THE EARLY SETTLEMENT OFFER

      The following are some of the questions you may have as a holder of equity security units and the answers to those questions. You should refer to the more detailed information in this offering memorandum for more complete information about us and the Early Settlement Offer.

Who is making the Early Settlement Offer?

      Solectron Corporation, the issuer of the equity security units, is making the Early Settlement Offer.

Why are we making the Early Settlement Offer?

      We are making the Early Settlement Offer as part of our ongoing strategy to reduce our debt and increase our financial flexibility. The Early Settlement allows us to effect an early settlement of the purchase contracts and retire the debentures that are currently pledged to secure the settlement of the embedded purchase contracts on November 15, 2004 instead of having them remain outstanding if a remarketing of the debentures is successful.

When will the Early Settlement Offer expire?

      The Early Settlement Offer will expire at Midnight, New York City time, on Wednesday, May 5, 2004, unless extended or earlier terminated by us in our sole discretion. We will issue a press release not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time if we decide to extend the Early Settlement Offer.

What will you receive in the Early Settlement Offer if you tender your equity security units as a means of effecting an Early Settlement and they are accepted?

      For each equity security unit that we accept as a means of effecting an Early Settlement, you will, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, receive (1) 2.5484 shares of our common stock and (2) cash in the amount of $1.97. The portion of the Early Settlement Offer consideration represented by the 2.5484 shares to be received in the Early Settlement Offer represents the shares of our common stock that you would be obligated to purchase from us on November 15, 2004 for each equity security unit that you hold, assuming that the price of our common stock on that date is less than or equal to $9.81.

      On April 7, 2004, the closing sale price of the equity security units as reported on the NYSE under the symbol “SLR PrS” was $16.55 per unit and the closing sale price of our common stock as reported on the NYSE under the symbol “SLR” was $5.80 per share.

How does the consideration you will receive if you tender your equity security units compare to the consideration you would receive on the equity security units if you do not tender?

      The 2.5484 shares of our common stock that you will receive in the Early Settlement Offer for each equity security unit tendered and accepted is the same number of shares of our common stock that you will be obligated to purchase on November 15, 2004, for each of your equity security units that is not tendered and accepted, assuming that the price of our common stock on that date is less than or equal to $9.81.

      The $1.97 cash payment that you will receive in the Early Settlement Offer for each equity security unit that you validly tender is approximately $0.61 more than the interest payments that you will receive for each equity security unit if you do not participate in the Early Settlement Offer. If you do not participate in the Early Settlement Offer, you will receive approximately $0.45 for each equity security unit on each of May 15, August 15, and November 15, 2004, for a total of approximately $1.36.

Will you receive the quarterly interest payments that are payable on May 15, 2004, August 15, 2004, and November 15, 2004 if you participate in the Early Settlement Offer by tendering your equity security units?

      No.     If your equity security units are validly tendered and accepted for exchange, you will lose your right to receive payments to be made after completion of the Early Settlement Offer. In addition, you will not receive any payment of accrued interest.

How will fluctuations in the trading price of our common stock and the equity security units affect the consideration offered to holders of the equity security units?

      We are offering to exchange a fixed number of shares of our common stock and a fixed dollar amount of cash for each equity security unit. If the market price of our common stock declines, the value of the fixed number of shares of common stock you will receive in exchange for your equity security units will decline. The trading value of our common stock could fluctuate depending upon any number of factors including those specific to us and those that influence the trading prices of equity securities generally.

What amount of equity security units are we seeking in the Early Settlement Offer?

      We are seeking to exchange up to 41,800,000 of our outstanding equity security units, representing up to 95% of the outstanding equity security units, as a means of effecting an Early Settlement of up to 41,800,000 of the purchase contracts embedded in such equity security units.

Will we exchange all of the equity security units tendered?

      We may not exchange all of the equity security units that you tender in the Early Settlement Offer. If more than 41,800,000 equity security units are tendered, we will accept an aggregate of not more than 41,800,000 units from all holders who properly tender units, on a pro rata basis as a means of effecting an Early Settlement of the same pro rata amount of purchase contracts.

      We will announce this proration percentage, if it is necessary, after the Early Settlement Offer expires. We describe this in greater detail in the section titled “The Early Settlement Offer — Priority of Exchanges and Proration.”

If the Early Settlement Offer is consummated but you do not tender your equity security units as a means of effecting an Early Settlement, how will your rights be affected?

      Once the Early Settlement Offer is completed, any of your equity security units that are not tendered and exchanged in the Early Settlement Offer will remain outstanding and will remain listed on the NYSE immediately following the Early Settlement Offer.

What are the conditions to the completion of the Early Settlement Offer?

      The Early Settlement Offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, we must not have terminated or withdrawn the Early Settlement Offer, which we may do in our sole discretion, and there must not be a reasonable likelihood that the exchange will result in the equity security units no longer being listed on the NYSE, or otherwise be considered a “going private transaction.” If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered equity security units. Prior to the expiration of the Early Settlement Offer, we reserve the right to terminate, withdraw or amend the Early Settlement Offer in our sole discretion for any or no reason. We describe the conditions to the Early Settlement Offer in greater detail in the section titled “The Early Settlement Offer — Conditions to the Early Settlement Offer.”

Who may participate in the Early Settlement Offer?

      All holders of the equity security units may participate in the Early Settlement Offer.

Do you have to tender all of your equity security units to participate in the Early Settlement Offer?

      No. You do not have to tender all of your equity security units to participate in the Early Settlement Offer. The equity security units accepted in the exchange will be delivered to the purchase contract agent under the purchase contract for cancellation, which in effect will constitute an Early Settlement of the underlying purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure settlement of the embedded purchase contracts on November 15, 2004.

Will the common stock be freely tradable?

      The common stock that you receive in the Early Settlement Offer should be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act, or in some cases by persons who hold equity security units that were previously held by an affiliate of ours. The equity security units and the underlying shares of stock were issued pursuant to an effective registration statement on December 27, 2001. The Early Settlement Offer is being made to you in reliance on an exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. As a result, the common stock we issue to you in exchange for your equity security units will have similar characteristics to the equity security units with respect to transfers to third parties. If your equity security units are freely tradable, the common stock you receive in exchange will also be freely tradable.

Will the common stock be listed?

      Yes. The Solectron common stock which you will receive will be listed on the NYSE under the symbol “SLR.”

What risks should you consider in deciding whether or not to tender your equity security units?

      In deciding whether to participate in the Early Settlement Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the equity security units and our common stock contained in or incorporated into this offering memorandum, including the information described in the section of this offering memorandum entitled “Risk Factors,” beginning on page 16, and the documents incorporated by reference into this offering memorandum.

How do you participate in the Early Settlement Offer?

      To participate in the Early Settlement Offer, you must deliver:

•	a completed letter of transmittal or an agent’s message if the equity security units are tendered through the The Depositary Trust Company’s Automated Tender Offer Program, or ATOP; and

•	the equity security units or a notice of guaranteed delivery, unless the equity security units are tendered through ATOP.

      All of these documents must be delivered to the exchange agent before the expiration date of the Early Settlement Offer. We describe the procedures for participating in the Early Settlement Offer in greater detail in the section titled “The Early Settlement Offer — Procedures for Exchanging Equity Security Units.”

What is the procedure for tendering equity security units if you beneficially own equity security units that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee?

      If you beneficially own equity security units that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your equity security units in the Early Settlement Offer, you should promptly contact the person in whose name the equity security units are registered and instruct that person to tender on your behalf. If you wish to tender in the Early Settlement Offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your equity security units, you must make appropriate arrangements to register ownership of the equity security units in your name or obtain a properly completed stock power from the person in whose name the equity security units are registered.

May you withdraw your tender of equity security units?

      Yes. You may withdraw any tendered equity security units at any time prior to Midnight, New York City time, on the expiration date of the Early Settlement Offer. In addition, you may withdraw any tendered equity security units if we have not accepted them for settlement by June 3, 2004.

What happens if your equity security units are not accepted in the Early Settlement Offer?

      If we do not accept your equity security units for exchange for any reason, including because they have not been properly tendered or because of the proration provisions, the equity security units will be returned to you, at our expense, promptly after the expiration or termination of the Early Settlement Offer, and we will not have effected Early Settlement with respect to the purchase contracts embedded in such equity security units. In the case of equity security units tendered by book entry transfer into the exchange agent’s account at DTC, any unaccepted equity security units will be credited to your account at DTC.

If you decide to tender your equity security units, will you have to pay any fees or commissions in the Early Settlement Offer to us or the exchange agent?

      You may have to pay transfer taxes associated with the Early Settlement Offer. See “The Early Settlement Offer — Transfer Taxes” for the circumstances under which you will be required to do so. We will pay all other expenses related to the Early Settlement Offer, except any commissions or concessions of any broker or dealer.

How will you be taxed on the exchange of your equity security units?

      Please see the section of this offering memorandum entitled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the Early Settlement Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Early Settlement Offer.

Has Solectron or its board of directors adopted a position on the Early Settlement Offer?

      Our board of directors has approved the making of the Early Settlement Offer. However, our directors do not make any recommendation as to whether you should tender equity security units pursuant to the Early Settlement Offer. You should consult your own financial and tax advisors and must make the decision whether to tender equity security units and, if so, how many equity security units to tender.

Whom can you call with questions about how to tender your equity security units?

      You should direct any questions regarding procedures for tendering equity security units or requests for additional copies of this offering memorandum, the letter of transmittal or the documents incorporated by reference in this offering memorandum to Georgeson Shareholder Communications Inc., our information agent. Its address is 17 State Street, 10th Floor, New York, New York 10004, its phone number for banks and brokers to call collect is (212) 440-9800 and its toll-free phone number for all others is (800) 905-7166.

Where should you send your letter of transmittal, certificates for the equity security units and other required documents?

      You should send your letter of transmittal, certificates for the equity security units and other required documents to U.S. Bank National Association, our exchange agent. Its address and telephone number are included on the back cover of this offering memorandum.

SUMMARY

      This summary highlights some basic information appearing in other sections of this offering memorandum. It is not complete and does not contain all the information that you should consider before exchanging equity security units pursuant to the Early Settlement Offer. You should carefully read this offering memorandum, the letter of transmittal and the documents incorporated by reference to understand fully the terms of the Early Settlement Offer and our common stock, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 16 of this offering memorandum, and the risk factors appearing in the documents incorporated into the offering memorandum by reference. You should rely only on the information contained in or incorporated by reference into this offering memorandum. We have not authorized anyone to provide you with information that is different. This offering memorandum may only be used where it is legal to sell these securities. The information in this offering memorandum may only be accurate as of its date. For purposes of this offering memorandum, unless the context otherwise indicates, when we refer to “Solectron,” “us,” “we,” “our,” or “ours,” we are describing Solectron Corporation, together with its subsidiaries.

Solectron Corporation

      We provide electronics supply chain services to original equipment manufacturers (“OEMs”) around the world. These companies contract with us to build their products or to obtain services related to product development, manufacturing and post-production requirements. In most cases, we build and service products that carry the brand names of our customers.

      We serve several electronics products and technology markets. Much of our business is related to the following products:

•	Computing equipment, including workstations, notebooks, desktops, servers, storage systems and peripherals;

•	Networking equipment such as routers and switches that move traffic across the Internet;

•	Telecommunications equipment;

•	Consumer products such as high-end cellular phones, set-top boxes, personal/ handheld communications devices and home game consoles;

•	Automotive electronics systems and components, including audio and navigation systems, system control modules, pressure sensors and switches, and actuators and body electronics;

•	Semiconductor and test equipment, including wafer fabrication equipment controls, process automation equipment and home appliance electronics controls;

•	Medical products such as X-ray equipment, ultrasound fetal monitors, MRI scanners, blood analyzers, ECG patient monitors, surgical robotic systems, HPLCs, spectrometers, and laser surgery equipment; and

•	Other electronics equipment and products.

      Our customers include many of the world’s leading technology companies, such as Apple, Cisco Systems, Ericsson, Hewlett-Packard, IBM, Lucent Technologies, NEC, Nortel Networks, Sony and Sun Microsystems.

      We have a comprehensive range of services designed to meet customer supply chain needs throughout the product life cycle. Our services include:

•	Collaborative design support and design for manufacturability;

•	New product introduction engineering services;

•	Supply chain design and sourcing;

•	Prototyping;

•	Product testing;

•	Full product manufacturing, including printed circuit board assembly and complete product systems assembly;

•	Materials purchasing and supply base management;

•	Product fulfillment services, including packaging, distribution and installation; and

•	Product repair and warranty service.

      We bring these services together to provide integrated solutions for customers in electronics and technology markets. By utilizing our services, customers gain cost, time and quality advantages that help improve their competitiveness and enable them to focus on their core competencies of sales, marketing, and research and development.

Divestitures

      During the first quarter of our fiscal 2004, as a result of a review of our portfolio of businesses, we committed to a plan to divest three non-strategic businesses in addition to the divestiture of four non-strategic businesses we had previously announced. As a result of that decision, we reported the financial results of those businesses as discontinued operations in our Quarterly Report on Form 10-Q for the period ended November 30, 2003. We have reissued, in an updated format, certain of our historical consolidated financial statements in connection with the provision of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and Rule 3-01 of Regulation S-X under the Securities Act, as included in our Current Report on Form 8-K, filed on February 9, 2004, which report is incorporated by reference into this offering memorandum.

      As part of our plan to divest non-strategic businesses, as of the date of this offering memorandum, the following have occurred since January 13, 2004:

      On January 31, 2004, we completed the sale of our DY4 Systems business to Curtiss-Wright Corporation.

      On February 12, 2004, we signed a definitive agreement to sell SMART Modular Technologies, Inc., a leading manufacturer of memory and communications products for the computing, networking and telecommunications industries, and its other affiliated SMART Modular Technologies companies to Texas Pacific Group, Francisco Partners and Shah Management.

      On March 22, 2004, we signed a definitive agreement to sell our Stream International call center business to the parent company of ECE Holdings, Inc.

      On March 23, 2004, we signed a definitive agreement to sell our Kavlico sensor products business to Schneider Electric, an international manufacturer of electrical distribution, industrial control and automation equipment.

      We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 847 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500 and our internet address is www.solectron.com. The information contained or incorporated in our website is not a part of, or incorporated into, this offering memorandum and should not be relied upon in making a decision of whether or not to tender equity security units in the Early Settlement Offer.

Summary Consolidated Financial Data

      The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated into this offering memorandum by reference. The summary information as of and for the year ended August 31, 2001 through the year ended August 31, 2003 was derived from our Current Report on Form 8-K filed February 9, 2004, which was issued to reflect the reclassification of our discontinued operations. The summary financial information for the six months ended February 28, 2003 and 2004, was derived from our unaudited consolidated financial statements for the periods included in our Current Report on Form 8-K furnished March 18, 2004. This historical information is not necessarily indicative of future results.

				Six Months Ended
	Year Ended August 31,			February 28,

	2001	2002	2003	2003	2004

	(In millions except per share data)
Statement of Operations Data:
Net sales	$17,436.9	$10,738.7	$9,828.3	$5,027.7	$5,584.2
Cost of sales	16,186.4	10,233.8	9,386.3	4,802.3	5,325.6

Gross profit	1,250.5	504.9	442.0	225.4	258.6
Operating expenses:
Selling, general and administrative	703.5	658.2	566.1	298.3	223.9
Restructuring and impairment costs	510.9	3,293.6	2,235.7	140.4	100.6
Acquisition costs	23.9	—	—	—	—
Goodwill amortization	138.4	—	—	—	—

Operating loss	(126.2)	(3,446.9)	(2,359.8)	(213.3)	(65.9)
Interest income	115.0	61.1	26.8	14.8	6.0
Interest expense	(174.8)	(238.8)	(207.1)	(109.0)	(88.3)
Other income — net	60.0	104.8	52.4	51.5	9.3

Operating loss from continuing operations before income taxes	(126.0)	(3,519.8)	(2,487.7)	(256.0)	(138.9)
Income tax expense (benefit)	(35.9)	(449.0)	532.1	(84.8)	3.0

Loss from continuing operations	(90.1)	(3,070.8)	(3,019.8)	(171.2)	(141.9)
Discontinued operations:
Loss from discontinued operations	(31.7)	(57.6)	(330.0)	(2.2)	(42.0)
Income tax expense (benefit)	1.7	(18.2)	112.2	8.3	3.9

Loss from discontinued operations	(33.4)	(39.4)	(442.2)	(10.5)	(45.9)

Net loss	(123.5)	(3,110.2)	(3,462.0)	(181.7)	(187.8)
Per Share Data:
Basic and diluted net loss per share:
Continued operations	$(0.14)	$(3.93)	$(3.65)	$(0.21)	$(0.17)
Discontinued operations	(0.05)	(0.05)	(0.53)	(0.01)	(0.06)

Basic and diluted net loss per share	(0.19)	(3.98)	(4.18)	(0.22)	(0.23)

Shares used to compute basic and diluted net loss per share	641.8	780.9	827.7	825.9	834.6

February 28,
2004

(In millions
except per
share data)
Balance Sheet Data:
Cash, cash equivalents and short-term investments(1)(2)	$1,839.9
Working capital(1)(3)	2,066.3
Property and equipment, net(1)	740.4
Total assets(1)(4)	6,381.4
Total debt(1)	3,252.4
Stockholders’ equity	1,307.0
Book value per share(5)	1.57

(1)	Continuing operations only.

(2)	Includes $464.3 million of restricted balances.

(3)	Working capital for continuing operations excludes the current assets and current liabilities of discontinued operations of $485.2 million and $316.3 million, respectively.

(4)	Excludes assets from discontinued operations of $598.1 million.

(5)	Book value per share is calculated using approximately 834.6 million shares.

Unaudited Consolidated Pro Forma Financial Data

      The following unaudited consolidated pro forma data presents the effects of the Early Settlement Offer under two scenarios:

      (i) The tender of 95% of the outstanding equity security units, which is the maximum number of equity security units we will accept in the Early Settlement Offer. This assumes that the maximum of 95% of the outstanding equity security units (41,800,000 units) for which we tender are exchanged for 106,523,120 shares of common stock and $82.3 million of cash as a means of effecting the Early Settlement. The impact of the exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $79.5 million for the year ended August 31, 2003 and $39.0 million for the six months ended February 28, 2004. If 95% of the equity security units were tendered, our common shares outstanding would increase by 106,523,120 shares, not including shares which may be issued in any public or private sale of our common stock to fund the cash component of the Early Settlement Offer consideration.

      (ii) The tender of 50% of the outstanding equity security units. This assumes 50% of the outstanding equity security units (22,000,000 units) for which we tender are exchanged for 56,064,800 shares of common stock and $43.3 million of cash as a means of effecting the Early Settlement. The impact of the exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $41.7 million for the year ended August 31, 2003 and $20.5 million for the six months ended February 28, 2004. If 50% of the equity security units were tendered, our common shares outstanding would increase by 56,064,800 shares, not including shares which may be issued in any public or private sale of our common stock to fund the cash component of the Early Settlement Offer consideration.

      The operating results and other data below is presented as if the exchange occurred at the beginning of each respective period. The balance sheet data is presented as though the transaction occurred on February 28, 2004. All pro forma income tax effects are assumed at zero percent based on our U.S. effective tax rate. The pro forma statement of operations data does not include a loss that we expect to incur as a result of the Early Settlement Offer. Based on the scenarios presented above, the loss on the Early Settlement Offer is estimated to be between $60 million and $120 million depending upon a number of factors, primarily the number of equity security units exchanged. The actual loss will not be finalized until the Early Settlement Offer is concluded. For a further discussion of our accounting treatment related to the Early Settlement Offer, see “The Early Settlement Offer — Accounting Treatment.”

				Six Months Ended
	Year Ended August 31, 2003			February 28, 2004

		Pro Forma			Pro Forma
		(95%	Pro Forma		(95%	Pro Forma
	Actual	tender)	(50% tender)	Actual	tender)	(50% tender)

	(In millions except per share data)
Statement of Operations Data:
Net sales	$9,828.3	$9,828.3	$9,828.3	$5,584.2	$5,584.2	$5,584.2
Cost of sales	9,386.3	9,386.3	9,386.3	5,325.6	5,325.6	5,325.6

Gross profit	442.0	442.0	442.0	258.6	258.6	258.6
Operating expenses:
Selling, general and administrative	566.1	566.1	566.1	223.9	223.9	223.9
Restructuring and impairment costs	2,235.7	2,235.7	2,235.7	100.6	100.6	100.6

Operating loss	(2,359.8)	(2,359.8)	(2,359.8)	(65.9)	(65.9)	(65.9)
Interest income	26.8	26.8	26.8	6.0	6.0	6.0
Interest expense	(207.1)	(127.6)	(165.4)	(88.3)	(49.3)	(67.8)
Other income — net	52.4	52.4	52.4	9.3	9.3	9.3

Operating loss from continuing operations before income taxes	(2,487.7)	(2,408.2)	(2,446.0)	(138.9)	(99.9)	(118.4)
Income tax expense	532.1	532.1	532.1	3.0	3.0	3.0

Loss from continuing operations	(3,019.8)	(2,940.3)	(2,978.1)	(141.9)	(102.9)	(121.4)
Discontinued operations:
Loss from discontinued operations	(330.0)	(330.0)	(330.0)	(42.0)	(42.0)	(42.0)
Income tax expense	112.2	112.2	112.2	3.9	3.9	3.9

Loss from discontinued operations	(442.2)	(442.2)	(442.2)	(45.9)	(45.9)	(45.9)

Net loss	(3,462.0)	(3,382.5)	(3,420.3)	(187.8)	(148.8)	(167.3)

Per Share Data(1):
Basic and diluted net loss per share:
Continued operations	$(3.65)	$(3.15)	$(3.37)	$(0.17)	$(0.11)	$(0.14)
Discontinued operations	(0.53)	(0.47)	(0.50)	(0.06)	(0.05)	(0.05)

Basic and diluted net loss per share	(4.18)	(3.62)	(3.87)	(0.23)	(0.16)	(0.19)

Shares used to compute basic and diluted net loss per share	827.7	934.2	883.8	834.6	941.1	890.7

	February 28, 2004

		Pro Forma
		(95%	Pro Forma
	Actual	tender)	(50% tender)

	(In millions except per share data)
Balance Sheet Data:
Cash, cash equivalents and short-term investments(2)(3)	$1,839.9	$1,757.6	$1,796.6
Working capital(2)(4)	2,066.3	1,984.0	2,023.0
Property and equipment, net(2)	740.4	740.4	740.4
Total assets(2)(5)	6,381.4	6,282.1	6.329.2
Total debt(2)	3,252.4	2,232.7	2,715.7
Stockholders’ equity	1,307.0	2,223.5	1,787.5
Book value per share(6)	1.57	2.36	2.01

(1)	Pro forma calculations do not include the effect of the issuance of any shares of common stock which may occur as a result of any public or private sale of our common stock used to fund the cash component of the Early Settlement Offer.
(2)	Continuing operations only.

(3)	Includes $464.3 million of restricted balances.

(4)	Working capital for continuing operations excludes the current assets and current liabilities of discontinued operations of $485.2 million and $316.3 million, respectively.

(5)	Excludes assets from discontinued operations of $598.1 million.

(6)	Book value per share is calculated using approximately 834.6 million, 941.1 million and 890.7 million shares, respectively.

The Early Settlement Offer

      The material terms of the Early Settlement Offer are summarized below. In addition, we encourage you to read the detailed descriptions under the captions entitled “The Early Settlement Offer,” “Description of Our Capital Stock” and “Comparison of Rights Between the Equity Security Units and Our Common Stock” in this offering memorandum.

The Equity Security Units	An aggregate of 44,000,000 7.25% Adjustable Conversion-Rate Equity Security Units with a stated amount of $25 per unit were issued on December 27, 2001 and remain outstanding.

Each equity security unit consists of (1) a purchase contract, which obligates the holder to purchase from us, at a purchase price of $25, shares of our common stock on November 15, 2004 and (2) a debenture with a principal amount of $25 that is due on November 15, 2006. Unless separated from the equity security units in compliance with the terms of that instrument, the debenture is pledged to us to secure the holder’s obligation to purchase shares of our common stock under the purchase contract.

In this offering memorandum, the terms “normal unit” or “equity security unit” are used to describe an equity security unit that consists of a purchase contract and a debenture. The term “stripped unit” is used to describe an equity security unit that consists of a purchase contract and zero-coupon U.S. treasury securities. See “Description of the Equity Security Units.”

On April 7, 2004, the closing sales price of the equity security units as reported on the NYSE was $16.55 per unit. The symbol for the units on the NYSE is “SLR PrS.”

The Early Settlement Offer Consideration	2.5484 shares of our common stock, par value $0.001 per share, and cash in the amount of $1.97 for each outstanding equity security unit.

The Early Settlement Offer	For each equity security unit that is a normal unit, we are offering to exchange, upon the terms and subject to the conditions set forth in this offering memorandum and in the related letter of transmittal, (1) 2.5484 shares of our common stock and (2) cash in the amount of $1.97. We are conducting the Early Settlement Offer as a means of effecting an Early Settlement of the embedded purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure the settlement of those purchase contracts on November 15, 2004.

Fractional shares will not be issued in the Early Settlement Offer and cash will be paid in lieu of any fractional shares. We may fund the cash component of the Early Settlement Offer consideration and any cash in lieu of fractional shares either from our available cash, the proceeds of a public or private sale of our common stock prior to or on the expiration date, or a combination of both. Due to limitations in our outstanding debt instruments on our ability to apply our cash on hand to the repurchase or retirement of our equity security units, we may be required, depending on the level of accepted tenders in the Early Settlement Offer, to issue equity securities to finance a portion of the cash component of the Early

Settlement Offer consideration. See “The Early Settlement Offer — Terms of the Early Settlement Offer” and “The Early Settlement Offer — Fractional Shares.”

We are seeking to exchange up to 41,800,000 equity security units, representing up to 95% of the outstanding equity security units as a means of effecting an Early Settlement of the embedded purchase contracts. Any equity security units not exchanged will remain outstanding. The equity security units accepted in the exchange will be delivered to the agent under the purchase contract for cancellation, which in effect will constitute an Early Settlement of the underlying purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure their settlement on November 15, 2004. We describe the Early Settlement Offer in more detail under the caption “The Early Settlement Offer.”

Expiration Date	The Early Settlement Offer will expire at Midnight, New York City time, on Wednesday, May 5, 2004, unless we decide to extend it in our sole discretion or as required by law. If we decide to extend the Early Settlement Offer, we will notify you through a press release not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

Procedures for Tendering Equity Security Units	To participate in the Early Settlement Offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the equity security units that you wish to tender, to U.S. Bank National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your equity security units by following the procedures for book-entry transfer described in this offering memorandum.

If your equity security units are held through The Depository Trust Company, or DTC, and you wish to participate in the Early Settlement Offer, you may do so through ATOP. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this offering memorandum as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your equity security units, you should contact that person promptly if you wish to tender your equity security units in the Early Settlement Offer.

We describe the procedures for tendering equity security units in more detail under the caption “The Early Settlement Offer — Procedures for Exchanging Equity Security Units.”

Guaranteed Delivery Procedures	If you wish to tender your equity security units and you cannot deliver your required documents to the exchange agent on time, you may tender your equity security units according to the guaranteed delivery procedures described under the caption “The Early Settlement Offer — Procedures for Exchanging Equity Security Units — Guaranteed Delivery.”

Withdrawal of Tenders	You may withdraw your tender of equity security units at any time prior to the expiration of the Early Settlement Offer by following the procedures described in this offering memorandum. In addition, tendered equity security units may be withdrawn if we have not accepted them for exchange after June 3, 2004.

Proration of Tendered Equity Security Units	If more than 41,800,000 equity security units are validly tendered and not properly withdrawn, we will exchange up to an aggregate of not more than 41,800,000 units from all holders on a pro rata basis as a means of effecting an Early Settlement of an equal pro rata amount of purchase contracts. See “The Early Settlement Offer — Priority of Exchanges and Proration.”

Acceptance of Equity Security Units and Delivery of Early Settlement Offer Consideration	Subject to the terms and conditions set forth under “The Early Settlement Offer,” we will accept up to 41,800,000 of the outstanding equity security units. Any equity security units tendered but not accepted, including those not properly tendered or limited by the proration provisions, shall remain outstanding upon completion of the Early Settlement Offer. We will return any equity security units that we do not accept for exchange to you promptly after the expiration date.

We will deliver the Early Settlement Offer consideration for tenders which we have accepted promptly after the expiration date.

Fees and Expenses	We will pay all fees and expenses related to the Early Settlement Offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the tender of any equity security units.

Consequences to Holders that Fail to Exchange Equity Security Units	Once the Early Settlement Offer is completed, any of your equity security units that are not tendered and exchanged in the Early Settlement Offer will remain outstanding in accordance with their terms. The conditions to our obligation to complete the Early Settlement Offer include the conditions that we have not terminated or withdrawn the Early Settlement Offer, which we may do in our sole discretion, and there not be a reasonable likelihood that the Early Settlement Offer will cause the equity security units to be delisted from the NYSE.

Certain Tax Consequences for Holders of Equity Security Units	Please see the section titled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the Early Settlement Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Early Settlement Offer.

No Appraisal Rights	No appraisal rights are available to holders of equity security units in connection with the Early Settlement Offer.

Determining Whether to Participate in the Early Settlement Offer	Our board of directors has approved the making of the Early Settlement Offer as a means of effecting an Early Settlement. However, our directors do not make any recommendation as to whether you should tender equity security units pursuant to the Early Settlement Offer. You should consult your own financial and tax advisors and must decide whether to tender equity security units and, if so, how many equity security units to tender. We urge you to read this offering memorandum and the documents incorporated by reference into this offering memorandum very carefully in deciding whether to participate in the Early Settlement Offer.

Information Agent	We have appointed Georgeson Shareholder Communications Inc. as information agent for the Early Settlement Offer. Any questions about the procedures for tendering equity security units or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent at the address and phone number listed on the back cover of this offering memorandum.

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the Early Settlement Offer. You should send letters of transmittal, certificates for equity security units and any other required documents to the exchange agent at the address and facsimile number listed on the back cover of this offering memorandum.

Our Common Stock

      The following contains basic information about our common stock and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the terms of our common stock, see the information under the captions “Description of Our Capital Stock” and “Comparison of Rights Between the Equity Security Units and Our Common Stock.”

Listing	Our common stock is listed on the NYSE. On April 7, 2004, the closing sales price of our common stock as reported on the NYSE was $5.80.

Rights Agreement	Holders of our common stock are also entitled to the rights pursuant to a preferred stock rights agreement between us and Fleet National Bank. See “Description of Our Capital Stock — Series A Participating Preferred Stock and Rights Agreement.”

Risk Factors

      You should carefully consider the information set forth in the section titled “Risk Factors,” beginning on page 16 of this offering memorandum, and the other information included in or incorporated by reference into this offering memorandum in deciding whether to participate in the Early Settlement Offer.

RISK FACTORS

      Investing in our securities involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this offering memorandum, you should carefully consider the following risk factors before deciding whether to participate in the Early Settlement Offer. If any of the events or circumstances described below actually occur, our business, financial condition or results of operations could suffer, and the trading price of our securities could decline or become more volatile and you could lose part or all of your investment. The risks outlined below are not the only risks and uncertainties we face.

Risks Related to the Early Settlement Offer

The value of the common stock that you receive may fluctuate.

      We are offering to exchange, for each equity security unit, a fixed number of shares of our common stock and a fixed dollar amount of cash as a means of effecting an Early Settlement of the embedded purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure their settlement on November 15, 2004. If the market price of our common stock declines, the value of the fixed number of shares you will receive in exchange for your equity security units will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to Solectron and those that influence the trading prices of equity securities generally.

The market for our common stock could be adversely affected by future issuances of our common stock.

      In connection with the payment in cash we will make to participants in the Early Settlement Offer, we may offer our common stock in a separate private or public offering to fund such cash payment. This and any sales of substantial amounts of our common stock in the public market by us, other persons, their affiliates or our other shareholders, or the possibility or perception that such sales could occur, could adversely affect prevailing market prices for our common stock. If such sales reduce the market price of our common stock, our ability to raise additional capital in the equity markets may be adversely affected.

All of our debt obligations, including the debentures associated with the equity security units, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

      In any liquidation, dissolution or winding up of Solectron, our common stock would rank below all debt claims against us, including the debentures that are part of, or separated from, the equity security units. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders, including the debenture holders, have been satisfied. In addition, holders of shares of our preferred stock, if any, that may be issued will have priority over the holders of our common stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

By tendering your equity security units, you will lose your right to receive certain cash payments.

      Holders of equity security units are entitled to quarterly contract adjustment payments, quarterly interest payments, or both. If your equity security units are validly tendered and accepted for exchange you will lose the right to receive payments to be made after completion of the Early Settlement Offer.

The United States federal income tax consequences of exchanging equity security units in connection with an Early Settlement are unclear.

      No statutory, judicial or administrative authority has directly addressed the treatment for United States federal income tax purposes of exchanging the equity security units for shares of our common stock in connection with an Early Settlement. As a result, the United States federal income tax consequences of exchanging the equity security units in connection with an Early Settlement are unclear. Please see the section titled “Material United States Federal Income Tax Consequences.”

Risks Related to Not Tendering Equity Security Units

If you do not properly tender or if you elect not to tender your equity security units, you will continue to hold the equity security units, which may be less liquid following the Early Settlement Offer.

      We will only issue the Early Settlement Offer consideration in exchange for outstanding equity security units that you timely and properly tender. Therefore, if you elect to exchange your equity security units, you should allow sufficient time to ensure timely delivery of the equity security units and you should carefully follow the instructions on how to tender your equity security units.

      If you elect not to tender your equity security units in the Early Settlement Offer, and if a substantial number of the equity security units are submitted for exchange in the Early Settlement Offer, the level of liquidity on the NYSE of the equity security units that remain outstanding after completion of the Early Settlement Offer could be adversely affected and prices for such securities could become more volatile.

You will have no rights as a common stockholder.

      Until you acquire shares of our common stock upon settlement of your purchase contract associated with the equity security units, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract associated with the equity security units, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date in connection with settlement of the equity security units.

Your pledged securities will continue to be encumbered.

      Although holders of equity security units are beneficial owners of the underlying pledged debentures associated with the equity security units that are normal units (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) and the U.S. zero-coupon treasury securities, respectively, the holders have pledged those securities with the collateral agent to secure their obligations under the related purchase contracts associated with the equity security units. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged debentures (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or U.S. zero-coupon treasury securities from this pledge arrangement, except upon substitution of other securities.

      In addition, notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift the stay and return your collateral to you.

The remarketing of the debentures may not succeed or may be on terms less favorable than you expected.

      Although the purchase contract and the indenture governing the terms of the debentures would continue to require that we engage a nationally recognized investment banking firm with the intention of effecting a remarketing of the debentures and a reset of the interest rate on the debentures, if the liquidity of, and therefore the market for, the debentures following the Early Settlement Offer becomes more limited, the investment banking firm may not be able to remarket the debentures and reset the interest rate of the debentures on terms that are favorable to you, if at all. If the investment firm is unable to remarket the debentures, the debentures that remain outstanding after the Early Settlement would continue to bear their current interest rate of 7.25% after the date set by the purchase contract and the indenture for remarketing.

We may redeem debentures that are a part of the equity security units upon the occurrence of a tax event.

      We have the option to redeem the debentures that are a part of the equity security units in cash, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this offering memorandum. If we exercise this option, we will redeem the debentures at the redemption price described in this offering memorandum under the caption “Description of the Debentures — Tax Event Redemption.” There can be no assurance as to the effect on the market prices of the normal units if we substitute the specified tax event portfolio of treasury securities as collateral in place of any debentures so redeemed. A tax event redemption will be a taxable event to the holders of normal units and debentures held separately.

For United States federal income tax purposes, income and loss on the debentures will generally be ordinary and you will be required to accrue interest income in excess of the stated amounts of interest you receive.

      Under the terms of the indenture and the debentures that are associated with the equity security units, we and each holder agreed, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the debentures that are associated with the equity security units, subject to some adjustments. Additionally, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the debentures. Thus, the ability to offset such ordinary income with a loss, if any, on a purchase contract may be limited.

As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the purchase contracts and debentures that are associated with the equity security units.

      The purchase contracts and debentures will be exclusively our obligations and not obligations of our subsidiaries. As a holding company, we conduct substantially all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our debt service and other payment obligations, including our payment obligations relating to the purchase contracts and debentures.

      Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

      The indenture governing the debentures that are associated with the equity security units generally permits us and our subsidiaries to incur additional indebtedness, all of which would be senior to the debentures. The total amount of indebtedness of Solectron and its subsidiaries outstanding as of February 28, 2004 that was senior in right of payment to the debentures was approximately $2,179.0 million.

If a liquidation or reorganization of our subsidiaries occurs, payments under the debentures that are associated with the equity security units will be structurally subordinated to certain obligations of our subsidiaries.

      Due to the fact that our subsidiaries are separate and distinct legal entities, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the purchase contracts and debentures to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Risks Related to Our Business

We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and financial condition.

      As a result of the recent economic downturn in the United States and internationally, and reduced capital spending as well as end-market demand, our customers’ and, therefore, our sales have declined significantly from prior years. In particular, we depend on the telecommunications and computing industries, where the decline began in the second quarter of fiscal 2001. If there were to be continued or resumed weakness in these industries or any further deterioration in the business or financial condition of our customers, it could have a material adverse impact on our business, operating results and financial condition. In addition, if the economic conditions in the United States and the other markets we serve worsen, we may experience a material adverse impact on our business, operating results and financial condition.

We have significant debt leverage and debt service obligations.

      For the fiscal year ended August 31, 2003 and the three months ended November 30, 2003, our fixed charges exceeded our earnings from continuing operations by approximately $2.7 billion and $165 million, respectively. The fixed charge excesses are primarily due to our operating losses. For this purpose, “earnings” represents (1) loss before tax expense (benefit) and before adjustments for minority interests, plus (2) fixed charges (excluding capitalized interest), plus (3) amortization of capitalized interest. “Fixed charges” consist of (1) interest on all indebtedness and amortization of debt discount and expense, plus (2) capitalized interest, plus (3) an interest factor attributable to rentals under our operating leases.

      As of November 30, 2003, we had approximately $1 billion of short-term indebtedness, primarily consisting of our obligations under our 3.25% Liquid Yield Option Notes (LYONs®) due 2020 (which the holders will have the right to require us to repurchase on May 20, 2004) and approximately $1.8 billion of long-term indebtedness (excluding current maturities). We will require substantial amounts of cash to fund scheduled payments of principal and interest on this outstanding indebtedness, as well as future capital expenditures and any increased working capital requirements.

      We have repurchased substantially all of our 2.75% LYONs® due 2020 and our 4.0% LYONs® due 2019, leaving only a portion of our 3.25% LYONs® due 2020 outstanding. Based on the aggregate amount outstanding on November 30, 2003, holders of our 3.25% LYONs® will have the option to require us to repurchase their securities on May 20, 2004 in an amount of $587.46 per $1,000 principal amount at maturity for a total of approximately $953 million. While we have the right to satisfy these obligations with shares of our common stock, we are likely, given recent trading prices of our common stock, to choose to satisfy these obligations with cash, because the issuance of the common stock could result in significant dilution to our stockholders, which in turn could significantly reduce our earnings per share. Satisfying these obligations with cash, however, could impair our liquidity.

      In addition, the entire principal amount of $500 million of our 9.625% senior notes issued in February 2002 will become due on February 15, 2009 and the entire $150 million principal amount of our 7.375% senior notes will become due on March 1, 2006. The principal amount of $450 million of our 0.5% senior notes is due on February 15, 2034, unless we elect to purchase the notes on or after February 20, 2011, or we are required to purchase them on each of February 15, 2011, 2014, 2019, 2024 and 2029, or the holders of the notes elect to convert them into our common stock.

      We continue to explore opportunities and strategies to address our capitalization and liquidity needs. These may include refinancing or repurchasing outstanding indebtedness and/or seeking to exchange equity or debt securities for outstanding indebtedness. We do not, however, currently intend to issue equity securities to satisfy any obligation, should one arise pursuant to the terms of our outstanding LYONs®, to repurchase those LYONs®.

      Our three-year $250 million credit facility, under which there was no debt outstanding as of November 30, 2003, remains in effect.

We may not be able to meet our cash requirements because of a number of factors, many of which are beyond our control.

      Our ability to meet our cash requirements (including our debt service obligations) is dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to meet our cash requirements from operations, we would be required to fund these cash requirements by alternative financings. The degree to which we may be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes, could make us more vulnerable to industry downturns and competitive pressures, or could limit our flexibility in planning for, or reacting to, changes and opportunities in the electronics manufacturing industry, which may place us at a competitive disadvantage. There can be no assurance that we will be able to obtain alternative financing, that any such financing would be on acceptable terms, or that we would be permitted to do so under the terms of our existing financing arrangements. In the absence of such financing, our ability to respond to changing business and economic conditions, make future acquisitions, react to adverse operating results, meet our debt service obligations or fund required capital expenditures or increased working capital requirements may be adversely affected.

We may not be able to sell excess or obsolete inventory to customers or third parties, which could have a material adverse impact on our financial condition.

      The majority of our inventory purchases and commitments are based upon demand forecasts that our customers provide to us. The customers’ forecasts, and any changes to the forecasts, including cancellations, may lead to on-hand inventory quantities and on-order purchase commitments that are in excess of the customers’ revised needs, or that become obsolete.

      We generally enter into supply agreements with our significant customers. Under these supply agreements, the extent of our customer’s responsibility for excess or obsolete inventory related to raw materials that were previously purchased or ordered to meet that customer’s demand forecast is defined. If our customers do not comply with their contractual obligations to purchase excess or obsolete inventory back from us and we are unable to use or sell such inventory, our financial condition could be materially harmed.

      Some of our customers are in the telecommunications industry, an industry that in recent years has experienced declining revenue, large losses, negative cash flows, and several bankruptcies or defaults on borrowing arrangements. In the past, some of our customers have defaulted on their obligation to purchase inventory back from us. There is a risk that, in the future, other customers may not purchase inventory back from us despite contractual obligations, which could harm our financial condition if we are unable to sell the inventory at carrying value. In addition, enforcement of these supply agreements may result in material expenses, delays in payment for inventory and/or disruptions in our customer relationships.

      We are responsible for excess and obsolete inventory resulting from inventory purchases in excess of inventory needed to meet customer demand forecasts at the time the purchase commitments were made, as well as any inventory purchases not made pursuant to the customer’s responsibility under our supply agreements. For inventory that is not the customer’s responsibility, provisions are made when required to reduce any such excess or obsolete inventory to its estimated net realizable value, based on the quantity of such inventory on hand, our customers’ latest forecasts of production requirements, and our assessment of available disposition alternatives such as use of components on other programs, the ability and cost to return components to the vendor, and our estimates of resale values and opportunities. These assessments are necessarily based upon various assumptions and market conditions which are subject to rapid change, and/or which may ultimately prove to be inaccurate. Any material changes in our assumptions or market conditions could have a significant effect on our estimates of net realizable value, could necessitate material changes in our allowances for excess and obsolete inventory, and could have a material adverse impact on our financial condition. In addition, in the normal course of business, bona fide disagreements may arise over the amount and/or timing of such claims, and in order to avoid litigation expenses, collection risks, or disruption of customer relationships, we may elect to settle such disputes for lesser amounts than we believe we should be entitled to recover. In all of these instances, we must bear the economic loss of any such excess or obsolete inventory, which could have a material adverse impact on our financial condition. For example, we recorded a charge of $76 million related to excess and obsolete inventory during the second quarter of fiscal 2003, and there can be no assurance that similar charges at lesser or greater levels will not be necessary in future periods.

We could be adversely affected by an adverse outcome in certain existing lawsuits related to our obsolete inventory recognition in which we are defendants.

      We are currently defendants in certain existing lawsuits including purported lawsuits that allege securities law violations related to our obsolete inventory recognition, including the Ronald Sorisho v. Solectron Corporation, et al., Case No. CV811243, litigation, for which the court has set a trial date for May 10, 2004. We believe the plaintiffs’ allegations are without merit, and we have been defending ourselves and our officers and directors vigorously against these and other lawsuits in which we are engaged. However, there can be no assurance that the outcome of any of these lawsuits will be favorable to us and, if the outcome is unfavorable to us, they may have a material adverse effect on our business, financial condition and results of operations.

Our substantial debt could have material adverse consequences.

      Our substantial debt could have material adverse consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures and other cash requirements;

•	increase our vulnerability to adverse economic and industry conditions;

•	make it more difficult or impossible for us to make payments on indebtedness or obligations;

•	limit our flexibility in planning for, or reacting to, changes and opportunities in, the electronics manufacturing industry, which may place us at a competitive disadvantage; and

•	limit our ability to incur additional debt on acceptable terms, if at all.

      If we and our subsidiaries incur substantial additional indebtedness in the future, the related risks that we and they now face could intensify.

      The agreements governing our existing and future debt contain and will contain various covenants that limit our discretion in the operation of our business. The agreements and instruments governing our existing and future debt and our secured credit facility contain and will contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur debt;

•	incur or maintain liens;

•	redeem and/or prepay debt;

•	make acquisitions of businesses or entities;

•	make investments, including loans, guarantees and advances;

•	make capital expenditures;

•	engage in mergers, consolidations or certain sales of assets;

•	engage in transactions with affiliates;

•	pay dividends or engage in stock redemptions; and

•	enter into certain restrictive agreements.

      Our secured credit facility, under which no amounts were borrowed as of November 30, 2003, is secured by a pledge of all of the capital stock of our material domestic subsidiaries, 65% of the capital stock of certain of our material foreign subsidiaries, certain of our intercompany loans and certain additional assets, including inventory, accounts receivable and our equipment and that of our domestic subsidiaries. The covenants governing our secured credit facility also restrict the operations of certain of our subsidiaries, including, in some cases, limiting the ability of our subsidiaries to make distributions to us.

      Our ability to comply with covenants contained in our secured credit facility and other indebtedness to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with our debt-related obligations could cause an event of default which, if not cured or waived, could result in an acceleration of our indebtedness and cross-defaults under our other indebtedness, which could have a material adverse effect on our financial condition. We obtained amendments related to the minimum cash interest coverage ratio covenants applicable to various debt and lease agreements, and as a result of such waivers, we were in compliance with all applicable covenants as of November 30, 2003.

      Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Most of our net sales come from a small number of customers; if we lose any of these customers, our net sales could decline significantly.

      Most of our annual net sales come from a small number of our customers. Our ten largest customers accounted for approximately 58% and 61% of net sales from continuing operations in the first quarter of fiscal 2004 and the fiscal year ended August 31, 2003, respectively. Some of these customers individually account for more than ten percent of our annual net sales. Any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly, and we may not be able to reduce the accompanying expenses at the same time. We cannot guarantee that we will be able to retain any of our largest customers or any other accounts, or that we will be able to realize the expected revenues under existing or anticipated supply agreements with these customers. Our business, market share, financial condition and results of operations will continue to depend significantly on our ability to obtain orders from new customers, retain existing customers, realize expected revenues under existing and anticipated supply agreements, as well as on the financial condition and success of our customers and their customers.

      Net sales may not improve, and could decline, in future periods if there is continued or resumed weakness in customer demand, particularly in the telecommunications and computing sectors, resulting from worldwide economic conditions. In addition, in connection with our efforts to improve our gross margins, we are engaged in pricing discussions with certain current customers on specific programs where we feel we are presently under-compensated for the services and value that we provide. Where we are not able to reach mutual agreement with a customer on price adjustments, we have mutually agreed with the customer to transition the business in question to a new supplier. While we believe our disengagement from specific programs with certain customers will ultimately advance our efforts to return to sustained profitability, there can be no assurance that such disengagements will not result in a loss of significant revenue, a lowering of our capacity utilization at affected sites, and other adverse financial effects.

Our customers may cancel their orders, change production quantities or locations, or delay production.

      To remain competitive, EMS companies must provide increasingly rapid product turnaround, at increasingly competitive prices, for their customers. We generally do not have long-term contractual commitments from our top customers. As a result, we cannot guarantee that we will continue to receive any net sales from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons outside our control. Many of our customers’ industries have experienced a significant decrease in demand for their products and services, as well as substantial price competition. The generally uncertain economic condition of several of our customers’ industries has resulted, and may continue to result, in some of our customers delaying purchases of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations by reducing the volumes of products manufactured by us and delivered in that period. Furthermore, delays in the repayment of our expenditures for inventory in preparation for customer orders and lower asset utilization in those periods would result in lower gross margins. In addition, customers may require that manufacturing of their products be transitioned from one facility to another to achieve cost and other objectives. Such transfers, if unanticipated or not properly executed, could result in various inefficiencies and costs, including excess capacity and overhead at one facility and capacity constraints and related strains on our resources at the other, disruption and delays in product deliveries and sales, deterioration in product quality and customer satisfaction, and increased manufacturing and scrap costs.

Our strategic relationships with major customers create risks.

      In the past several years, we completed several strategic transactions with OEM customers. Under these arrangements, we generally acquired inventory, equipment and other assets from the OEM, and leased (or in some cases acquired) their manufacturing facilities, while simultaneously entering into multi-year supply agreements for the production of their products. There has been strong competition among EMS companies for these transactions, and this competition may continue to be a factor in customers’ selection of their EMS providers. These transactions contributed to a significant portion of our past revenue growth, as well as to a significant portion of our more recent restructuring charges and goodwill and intangible asset impairments. While we do not anticipate our acquisitions of OEM plants and equipment in the near future to return to the levels at which they occurred in the recent past, there may be occasions on which we determine it to be advantageous to complete acquisitions in selected geographic and/or industry markets. As part of such arrangements, we would typically enter into supply agreements with the divesting OEM, but such agreements generally do not require any minimum volumes of purchases by the OEM and the actual volume of purchases may be less than anticipated. Arrangements which may be entered into with divesting OEMs typically would involve many risks, including the following:

•	we may pay a purchase price to the divesting OEM that exceeds the value we are ultimately able to realize from the future business of the OEM;

•	the integration into our business of the acquired assets and facilities may be time-consuming and costly;

•	we, rather than the divesting OEM, would bear the risk of excess capacity;

•	we may not achieve anticipated cost reductions and efficiencies;

•	we may be unable to meet the expectations of the OEM as to volume, product quality, timeliness and cost reductions; and

•	if demand for the OEM’s products declines, the OEM may reduce its volume of purchases, we may not be able to reduce sufficiently the expenses of operating the facility or use the facility to provide services to other OEMs, we might find it appropriate to close, rather than continue to operate, the facility, and any such actions would require us to incur significant restructuring and/or impairment charges.

      As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under such arrangements and they may not result in material revenues or contribute positively to our earnings. Additionally, other OEMs may not wish to obtain logistics or operations management services from us.

If we are unable to manage our divestitures and any future acquisitions and cost-effectively run our operations and dispose of non-strategic assets, our profitability could be adversely affected.

      While we may consider future acquisitions of companies and strategic assets on a selective basis, subject to compliance with any restrictions that may exist under our financing instruments, we are presently focused on divestiture activity. We are in the process of divesting certain parts of our current operations that we do not believe to be strategic or synergistic to our primary business focus, and we believe such divestitures, if successfully and timely completed at the presently anticipated valuations and without undue disruption of operations, present us with the opportunity to improve our liquidity and reduce our interest and operating expenses.

      In order to achieve anticipated revenue and other financial performance targets, we must continue to manage our assets and operations efficiently while simultaneously preparing parts of our operations for divestiture. Our divestiture activities are expected to place a heavy strain on various personnel and management resources, and must be carefully managed in order to avoid or minimize disruptions in the business operations of the affected businesses, customer relations and cash flows, and to enable us to maximize the value which we may be able to realize from the divestitures. There can be no assurance that divestiture activities will be able to be consummated without an adverse impact on the near-term operations of the affected businesses or on Solectron as a whole. Any failure to manage successfully and consummate the divestiture in a timely manner could harm our financial condition and results of operations, as well as adversely impact the realizable value of those operations. In addition, there can be no assurance that we will be successful in realizing the presently anticipated benefits from our divestiture activities, as such transactions involve significant risks and uncertainties with respect to valuation of the entities to be divested, particularly given the potential disruption of operations inherent in the divestiture process, and may result in significant costs, expenses and charges that may significantly reduce the value that we may realize in connection with the anticipated divestiture transactions. In the event we fail to consummate a divestiture, we may need to incur restructuring charges.

      Our ability to manage and integrate any future acquisitions will require successful integration of such acquisitions into our manufacturing and logistics infrastructure, and may require enhancements or upgrades of accounting and other internal management systems and the implementation of a variety of procedures and controls. We cannot guarantee that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our financial condition and results of operations. In addition, we may experience inefficiencies from the management of geographically dispersed facilities and incur substantial infrastructure and working capital costs. We incurred approximately $73.6 million and $603.2 million of restructuring and impairment costs (exclusive of goodwill impairment) relating to continuing operations in the second quarter of fiscal 2004 and during the fiscal year ended August 31, 2003, respectively. See also the Risk Factor entitled “If we incur more restructuring-related charges than currently anticipated, our financial condition and results of operations may suffer.”

Notwithstanding our divestiture of certain businesses, we will remain subject to certain indemnification obligations for a period of time after completion of the divestitures.

      The sale agreement for each of our divested businesses contains indemnification provisions under which we may be required to indemnify the buyer of the divested business for liabilities, losses, or expenses arising out of breaches of covenants and certain breaches of representations and warranties relating to the condition of the business prior to and at the time of sale. While we believe, based upon the facts presently known to us, that we have made adequate provision for any such potential indemnification obligations, it is possible that other facts may become known in the future which may subject us to claims for additional liabilities or expenses beyond those presently anticipated and provided for. Should any such unexpected liabilities or expenses be of a material amount, our finances could be adversely affected.

Possible fluctuation of operating results from quarter to quarter and factors out of our control could affect the market price of our securities.

      Our quarterly earnings and/or stock price may fluctuate in the future due to a number of factors including the following:

•	differences in the profitability of the types of manufacturing services we provide. For example, high velocity and low complexity printed circuit boards and systems assembly services have lower gross margins than low volume/complex printed circuit boards and systems assembly services;

•	our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

•	the amount of automation that we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

•	our customers’ demand for our products and their ability to take delivery of our products and to make timely payments for delivered products;

•	our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

•	our ability to offer technologically advanced, cost-effective, quick response, manufacturing services;

•	fluctuations in the availability and pricing of components;

•	timing of expenditures in anticipation of increased sales;

•	cyclicality in our target markets;

•	fluctuations in our market share;

•	expenses and disruptions associated with acquisitions and divestitures;

•	announcements of operating results and business conditions by our customers;

•	announcements by our competitors relating to new customers or technological innovation or new services;

•	economic developments in the electronics industry as a whole;

•	credit rating and stock analyst downgrades;

•	political and economic developments in countries in which we have operations; and

•	general market conditions.

      If our operating results in the future are below the expectations of securities analysts and investors, the market price of our outstanding securities could be harmed.

If we incur more restructuring-related charges than currently anticipated, our financial condition and results of operations may suffer.

      In furtherance of the continued implementation of the series of restructuring plans which we commenced in fiscal 2001, we expect to continue to incur restructuring-related charges in fiscal 2004, primarily to consolidate facilities and reduce our workforce in North America and Europe, although no certainty can be attributed to an amount or the timing of its recognition. We will continue to evaluate our cost structure relative to our revenue levels and may take additional restructuring charges in the future. If our estimates about future restructuring charges prove to be inadequate, our financial condition and results of operations may suffer. In addition, if we are unable successfully to move production from higher cost to lower cost facilities without experiencing degradation of quality or timeliness of our service to our customers, our business could be harmed.

We depend on limited or sole source suppliers for critical components. The inability to obtain sufficient components as required, and under favorable purchase terms, would cause harm to our business.

      We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced, and may continue to experience, delays in component deliveries, which in turn could cause delays in product shipments and require the redesign of certain products. In addition, if we are unable to procure necessary components under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, our results of operations could suffer. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including application-specific integrated circuits, DRAM, SRAM, flash memory, certain passive devices such as tantalum capacitors, and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. The inability to continue to obtain sufficient components as and when required, or to develop alternative sources as and when required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers, and increase inventory levels and costs, thereby causing harm to our business.

We potentially bear the risk of price increases associated with shortages in electronics components.

      At various times, there have been shortages of components in the electronics industry leading to increased component prices. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers’ products. As a result of this service, we potentially bear the risk of price increases for these components if we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

Our net sales could decline if our competitors provide comparable manufacturing services and improved products at a lower cost.

      We compete with different contract manufacturers, depending on the type of service we provide or the geographic locale of our operations, in an industry which is intensely competitive. These competitors may have greater manufacturing, financial, R&D and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide, or because such competitors are willing to accept business at lower margins in order to utilize more of their excess capacity. In that event, our net sales could decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services and corresponding loss of market share, or profit margin compression.

We depend on the continuing trend of OEMs to outsource.

      A substantial factor in our past revenue growth was attributable to the transfer of manufacturing and supply-based management activities from our OEM customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted.

Our non-U.S. locations represent a significant portion of our net sales; we are exposed to risks associated with operating internationally.

      Approximately 72% and 67% of our net sales from continuing operations came from sites outside the United States during the first quarter of fiscal 2004 and the fiscal year ended August 31, 2003, respectively. As a result of our foreign sales and facilities, our operations are subject to a variety of risks and costs that are characteristic of international operations, including the following:

•	adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

•	import and export duties, and value added taxes;

•	import and export regulation changes that could erode our profit margins or restrict exports and/or imports;

•	potential restrictions on the transfer of funds;

•	government and license requirements governing the transfer of technology and products abroad;

•	disruption of local labor supply and/or transportation services;

•	inflexible employee contracts in the event of business downturns;

•	the burden and cost of compliance with import and export regulations and foreign laws;

•	economic and political risks in emerging or developing economies; and

•	risks of conflict and terrorism that could disrupt our, or our customers’ and suppliers’, businesses.

      We have been granted tax holidays, which are effective through 2011, subject to some conditions, for our Malaysian and Singapore sites. We have also been granted various tax holidays in China. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that we may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future or when our current tax holidays expire, our future effective income tax rate could increase.

We are exposed to fluctuations in foreign currency exchange rates.

      We enter into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on foreign currency cash, receivables, investments and payables. The gains and losses on the foreign exchange forward contracts are intended to offset the transaction gains and losses on the foreign currency cash, receivables, investments, and payables recognized in earnings. We do not enter into foreign exchange forward contracts for speculative purposes. Our foreign exchange forward contracts related to current assets and liabilities are generally three months or less in original maturity.

      As of November 30, 2003, we had outstanding foreign exchange forward contracts with a total notional amount of approximately $655 million related to continuing operations. The change in value of the foreign exchange forward contracts resulting from a hypothetical 10% change in foreign exchange rates would be offset by the remeasurement of the related balance sheet items, the result of which would not be significant.

      As of November 30, 2003, the majority of our foreign currency hedging contracts were scheduled to mature in approximately three months and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar will result in lower sales when translated to U.S. dollars, operating expenses will also be lower in these circumstances. Although approximately 25% of our net sales from continuing operations in the first quarter of fiscal 2004 were denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant because of natural hedges.

      We have currency exposure arising from both sales and purchases denominated in currencies other than the functional currency of our sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of our sites could seriously harm our business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in markets where business is transacted in the local currency.

We are exposed to interest rate fluctuations.

      The primary objective of our investment activities is to preserve principal, while at the same time maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including government and corporate obligations, certificates of deposit and money market funds. As of November 30, 2003, substantially all of our entire total portfolio was scheduled to mature in less than three months. A hypothetical 10% change in interest rates would not have a material effect on the fair value of our investment portfolios.

      As of November 30, 2003, we had no cash equivalents and short-term investments that were subject to interest rate risk (defined as risk of loss of investment fair value due to interest rate movements). The fair value of our cash equivalents and short-term investments approximated the carrying value as of November 30, 2003.

      Interest on our long-term debt instruments is payable at fixed rates. In addition, the amount of principal to be repaid at maturity is also fixed. During the third quarter of fiscal 2002, we entered into interest rate swap transactions under which we pay variable rates and we receive fixed rates. The interest swaps effectively converted $1.0 billion of our long-term debt with fixed interest rates into debt with variable rates of interest. Our interest rate swaps have a total notional amount of $1.0 billion. The first $500 million of swap transactions relate to our 7.25% $1.1 billion equity security units and expire on November 15, 2004. The second $500 million of swap transactions relate to our 9.625% $500 million senior notes and expire on February 15, 2009. Under each of these swap transactions, we pay an interest rate equal to the 3-month LIBOR rate plus a fixed spread. In exchange, we receive fixed interest rates of 7.25% on the $500 million related to the equity security units and 9.625% on the $500 million related to the senior notes. On November 15, 2002, the original swaps related to the senior notes were settled. This settlement resulted in cash received and a gain of approximately $26 million, which is being amortized over the remaining life of the senior notes. Also on November 15, 2002, we entered into swaps with terms similar to the original swap transactions used to hedge the interest paid on the senior notes and designated the swaps as fair value hedges under SFAS No. 133. In addition, we may enter into swap or other hedging arrangements which could have the effect of increasing our exposure to interest rate fluctuations.

We may not be able to adequately protect or enforce our intellectual property rights.

      Our ability to compete effectively may be affected by our ability to protect our proprietary information. We (including companies included in discontinued operations) hold a number of patents and possess various other trade secrets and license rights. These patents, trade secrets, and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations, which could result in litigation. Any resulting litigation could be lengthy and costly and could harm our financial condition.

We could become involved in intellectual property disputes.

      In the past we have been, and may from time to time continue to be, notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other parties. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative, to obtain licenses, and/or to defend against the claim. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. Any litigation, even where an infringement claim is without merit, could result in substantial costs and diversion of resources. Accordingly, the resolution or adjudication of intellectual property disputes could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with environmental regulations could harm our business.

      As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations, including those relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process, as well as air quality and water quality regulations, restrictions on water use, and storm water regulations. Although we have never sustained any significant loss as a result of non-compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

      We own and lease some contaminated sites (for some of which we have been indemnified by third parties for required remediation), sites for which there is a risk of the presence of contamination, and sites with some levels of contamination for which we may be liable and which may or may not ultimately require any remediation. We have obtained environmental insurance to reduce potential environmental liability exposures posed by some of our operations and facilities. We believe, based on our current knowledge, that the cost of any groundwater or soil clean up that may be required at our facilities would not materially harm our business, financial condition and results of operations. Nevertheless, the process of remediating contamination in soil and groundwater at facilities is costly and cannot be estimated with high levels of confidence, and there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations in the future.

Our rating downgrades make it more expensive for us to borrow money.

      On October 28, 2003, Standard and Poor’s downgraded our senior unsecured debt rating to “B+” with a stable outlook. On October 31, 2003, Moody’s downgraded our senior unsecured debt rating to “B1” with a stable outlook. Rating downgrades increase our cost of capital should we borrow under our revolving lines of credit, and may make it more expensive for us to raise additional capital in the future. Such capital raising activities may be on terms that may not be acceptable to us or otherwise may not be available.

Failure to attract and retain key personnel and skilled associates could hurt our operations.

      Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract key executives and retain senior managers and skilled associates. Failure to do so could harm our business.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      In addition to the other information contained or incorporated by reference in this offering memorandum, investors should carefully consider the risk factors disclosed in this offering memorandum in evaluating whether to participate in the Early Settlement Offer. The information contained in or incorporated by reference into this offering memorandum includes forward-looking statements relating to matters including, but not limited to:

•	future sales and operating results;

•	future prospects and growth;

•	our ability to improve our gross profit margins;

•	the capabilities and capacities of our business operations;

•	any financial or other guidance;

•	our shift from business units to a functionally aligned organizational structure;

•	our business strategy and our ability to execute on such strategy;

•	our ability successfully to divest certain operations, including operations we have identified as held for sale or discontinued operations;

•	the anticipated financial impact of recent and future acquisitions and divestitures;

•	the timing and amount of our planned restructuring activities and related estimated cost savings;

•	the expansion of our low-cost manufacturing capacity and redirection of our manufacturing operations to lower-cost operations;

•	our ability to weather the recent economic downturn with a sustainable long-term cost structure to support improved operating efficiency and margins;

•	the anticipated production levels and revenues of manufacturing and supply agreements with customers;

•	the potential impact of, and our strategies for addressing, our current litigation and environmental liability exposure; and

•	various other forward-looking statements based on the expectations of our management as of the date of this offering memorandum.

      Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the heading “Risk Factors” in this offering memorandum and the documents incorporated by reference into this offering memorandum. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by management. Words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” and similar words and statements are intended to identify forward-looking statements.

      Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from our anticipated outcomes. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. The inclusion of forward-looking information should not be regarded as a representation by any person that the future events, plans or expectations contemplated by us will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements contained in this offering memorandum after its date or contained in the documents incorporated by reference into the offering memorandum, whether as a result of new information, future events or otherwise.

      You should carefully review the risk factors included in other reports or documents filed by us from time to time with the SEC, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Reports, proxy and information statements, and other information filed electronically by us with the SEC are available to the public at the SEC’s website at www.sec.gov. However, information on the SEC’s Web site does not constitute a part of this offering memorandum.

      In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this offering memorandum, and certain later information that we file with the SEC prior to the termination of the Early Settlement Offer will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this offering memorandum and until this Early Settlement Offer is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2003, filed with the SEC on November 14, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2003, filed with the SEC on January 12, 2004;

•	Our Current Report on Form 8-K, filed on February 9, 2004, containing, among other things, certain of our historical consolidated financial information reissued in an updated format;

•	The description of our Adjustable Conversion-Rate Equity Security Units contained in our Registration Statement on Form 8-A filed with the SEC on December 19, 2001, and any amendment or report filed for the purpose of updating such description; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 18, 1988, and any amendment or report filed for the purpose of updating such description.

      The information appearing in the Form 8-K, to the extent indicated therein, supercedes the information appearing in our Annual Report on Form 10-K.

      You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Solectron Corporation

847 Gibraltar Drive
Milpitas, California 95035
Telephone: (408) 957-8500
Attn: Treasurer

      To obtain timely delivery of any requested documents, you should request the information no later than five business days before you make your investment decision. Please make any such requests on or before April 28, 2004.

      If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

USE OF PROCEEDS

      We will not receive any cash proceeds from the Early Settlement Offer. We will pay all expenses related to the Early Settlement Offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any equity security units. We may fund the cash component of the Early Settlement Offer consideration and any cash in lieu of fractional shares either from our available cash, the proceeds of a public or private sale of our common stock prior to or on the expiration date, or a combination of both. The sale of our common stock may be accomplished through a series of brokerage transactions, or an agency placement, by an underwritten offering, or by a combination of such transactions. Due to limitations in our outstanding debt instruments on our ability to apply our cash on hand to the repurchase or retirement of our equity security units, we may be required, depending on the level of accepted tenders in the Early Settlement Offer, to issue equity securities to finance a portion of the cash component of the Early Settlement Offer consideration.

      The equity security units accepted in the exchange will be delivered to the agent under the purchase contract for cancellation, which in effect will constitute an Early Settlement of the underlying purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure their settlement on November 15, 2004.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed for trading on the NYSE under the symbol “SLR.” The following table sets forth, for the periods indicated, the high and low sale prices per share of the common stock as reported on the NYSE. These quotations represent prices between dealers and do not include retail markups, mark-downs, or commissions and may not necessarily represent actual transactions.

      You should obtain current market quotations for our common stock.

	High	Low

Fiscal Year ended August 31, 2002
First Quarter	$15.50	$9.91
Second Quarter	16.45	8.09
Third Quarter	10.68	6.99
Fourth Quarter	8.11	2.56
Fiscal Year ended August 31, 2003
First Quarter	4.86	1.39
Second Quarter	5.14	2.80
Third Quarter	4.10	2.84
Fourth Quarter	6.05	3.20
Fiscal Year ending August 31, 2004
First Quarter	6.89	5.11
Second Quarter	8.20	5.40
Third Quarter (through April 7, 2004)	6.50	5.15

      On April 7, 2004, the reported closing per share sale price of our common stock on the NYSE was $5.80. As of March 31, 2004, there were approximately 838,712,642 shares of common stock issued and outstanding.

PRICE RANGE OF EQUITY SECURITY UNITS

      As of April 7, 2004, there were 44,000,000 equity security units outstanding. The equity security units that are normal units are listed on the NYSE under the symbol “SLR PrS.” The following table indicates the high and low sales price per unit for the equity security units that are normal units as reported on the NYSE since the date of issuance, December 27, 2001.

      You should obtain current market quotations for the equity security units.

	High	Low

Fiscal Year ended August 31, 2002
Second Quarter (since December 27, 2001)	$30.58	$22.70
Third Quarter	26.75	19.56
Fourth Quarter	21.55	11.00
Fiscal Year ended August 31, 2003
First Quarter	14.05	7.00
Second Quarter	13.80	10.10
Third Quarter	12.70	9.96
Fourth Quarter	16.58	10.93
Fiscal Year ending August 31, 2004
First Quarter	18.42	15.29
Second Quarter	21.35	15.80
Third Quarter (through April 7, 2004)	17.79	14.70

      On April 7, 2004, the last reported sale price of the equity security units that are normal units on the NYSE was $16.55 per unit.

DIVIDEND POLICY

      We have not paid any cash dividends since inception and do not intend to pay any cash dividends in the foreseeable future. Additionally, the covenants to certain of our financing agreements prohibit the payment of cash dividends.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

				Three Months
				Ended
	Year Ended August 31,			November 30,

	2001	2002	2003	2002	2003

	(In millions)
Deficiency of earnings to fixed charges(1)	$325.4	$3,792.2	$2,723.9	$166.0	$165.0

(1)	“Earnings” represents (a) loss before tax expense (benefit) and before adjustments for minority interests, plus (b) fixed charges (excluding capitalized interest), plus (c) amortization of capitalized interest. “Fixed charges” consist of (a) interest on all indebtedness and amortization of debt discount and expense, plus (b) capitalized interest, plus (c) an interest factor attributable to rentals under our operating leases.

PRO FORMA DEFICIENCY OF EARNINGS TO FIXED CHARGES

      The following pro forma deficiency of earnings to fixed charges data presents the effects of the Early Settlement Offer under two scenarios:

      (i) The tender of 95% of the outstanding equity security units, which is the maximum number of equity security units we will accept in the Early Settlement Offer. This assumes that the maximum of 95% of the outstanding equity security units (41,800,000 units) for which we tender are exchanged for 106,523,120 shares of common stock and $82.3 million of cash as a means of effecting the Early Settlement. The impact of the exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $79.5 million for the year ended August 31, 2003 and $19.5 million for the three months ended November 30, 2003. If 95% of the equity security units were tendered, our common shares outstanding would increase by 106,523,120 shares, not including shares which may be issued in any public or private sale of our common stock to fund the cash component of the Early Settlement Offer.

      (ii) The tender of 50% of the outstanding equity security units. This assumes 50% of the outstanding equity security units (22,000,000 units) for which we tender are exchanged for 56,064,800 shares of common stock and $43.3 million of cash as a means of effecting the Early Settlement. The impact of the exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $41.7 million for the year ended August 31, 2003 and $10.2 million for the three months ended November 30, 2003. If 50% of the equity security units were tendered, our common shares outstanding would increase by 56,064,800 shares, not including shares which may be issued in any public or private sale of our common stock to fund the cash component of the Early Settlement Offer.

      The data below is presented as if the exchange occurred at the beginning of each respective period.

	Year Ended August 31, 2003			Three Months Ended November 30, 2003

		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	Actual	(95% tender)	(50% tender)	Actual	(95% tender)	(50% tender)

(In millions)
Deficiency of earnings to fixed charges(1)	$2,723.9	$2,564.9	$2,640.5	$165.0	$126.0	$144.6

(1)	“Earnings” represents (a) loss before tax expense (benefit) and before adjustments for minority interests, plus (b) fixed charges (excluding capitalized interest), plus (c) amortization of capitalized interest. “Fixed charges” consist of (a) interest on all indebtedness and amortization of debt discount and expense, plus (b) capitalized interest, plus (c) an interest factor attributable to rentals under our operating leases.

THE EARLY SETTLEMENT OFFER

      The following describes the Early Settlement Offer. While we believe that the following description covers the material terms of the Early Settlement Offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the Early Settlement Offer, you should carefully read the entire offering memorandum and the other documents to which we refer.

      We are offering to exchange shares of our common stock and cash for up to 41,800,000 of our outstanding equity security units as a means of effecting an Early Settlement of the embedded purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure their settlement on November 15, 2004 on the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal. We are only offering to exchange shares of our common stock and cash for equity security units that consist of a purchase contract and a debenture. These units are referred to as “normal units” in “Description of the Equity Security Units” below.

      We are sending this offering memorandum and the related documents to persons who held equity security units on or about April 7, 2004. On that date, there were 44,000,000 equity security units outstanding.

      Our board of directors has approved the making of the Early Settlement Offer as a means of effecting an Early Settlement. However, our directors do not make any recommendation as to whether you should tender equity security units pursuant to the Early Settlement Offer. You should consult your own financial and tax advisors and must make the decision whether to tender equity security units and, if so, how many equity security units to tender.

Purpose and Effects of the Early Settlement Offer

      We are making the Early Settlement Offer as a means of effecting an Early Settlement of the purchase contracts embedded in such equity security units as part of our ongoing strategy to reduce debt and future interest expense and increase our financial flexibility.

Source of Cash to be Paid in the Early Settlement Offer

      If equity security units aggregating 41,800,000 units, the maximum amount we will accept for exchange, are validly tendered and accepted for exchange by us as a means of effecting an Early Settlement, the cash portion of the Early Settlement Offer will be an aggregate of $82.3 million in cash. In addition, we will pay cash in lieu of issuing fractional shares in the Early Settlement Offer. We may fund the cash component of the Early Settlement Offer consideration and any cash in lieu of fractional shares either from our available cash, the proceeds of a public or private sale of our common stock prior to or on the expiration date, or a combination of both. Due to limitations in our outstanding debt instruments on our ability to apply our cash on hand to the repurchase or retirement of our equity security units, we may be required, depending on the level of accepted tenders in the Early Settlement Offer, to issue equity securities to finance a portion of the cash component of the Early Settlement Offer consideration.

No Appraisal Rights

      No appraisal rights are available to holders of equity security units in connection with the Early Settlement Offer.

Terms of the Early Settlement Offer

      Upon the terms and conditions set forth in this offering memorandum and in the accompanying letter of transmittal, subject to the proration provisions, we will accept for exchange up to 41,800,000 equity security units that are properly tendered on or prior to the expiration date and not withdrawn as a means of effecting an Early Settlement of an equal number of embedded purchase contracts. If you tender equity security units before the Early Settlement Offer expires, and we consummate the Early Settlement Offer as means of effecting an Early Settlement, you will receive for each equity security unit that you tender (1) 2.5484 shares of our common stock and (2) cash in the amount of $1.97. We may fund the cash component of the Early

Settlement Offer consideration and any cash in lieu of fractional shares either from our available cash, the proceeds of a public or private sale of our common stock prior to or on the expiration date, or a combination of both.

      Any equity security units tendered but not accepted because they were not properly tendered or due to the proration provisions shall remain outstanding upon completion of the Early Settlement Offer. The equity security units accepted in the exchange will be delivered to the agent under the purchase contract for cancellation, which in effect will constitute an Early Settlement of the underlying purchase contracts and the early retirement of the debentures that are currently pledged as collateral to secure their settlement on November 15, 2004.

      If we make a material change in the terms of the Early Settlement Offer or the information concerning the Early Settlement Offer, or waive a material condition of the Early Settlement Offer, we will promptly disseminate disclosure regarding the changes to the Early Settlement Offer and extend the expiration date of the Early Settlement Offer if and to the extent required by law.

      You may validly withdraw equity security units that you previously tendered at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the Early Settlement Offer. You will not be permitted to withdraw equity security units that you previously tendered after the expiration date of the Early Settlement Offer unless we have not accepted your equity security units for exchange after June 3, 2004 or applicable law otherwise requires that you be permitted to withdraw equity security units that you have tendered.

Fractional Shares

      Fractional shares will not be issued in the Early Settlement Offer. Instead, we will pay cash in lieu of fractional shares based on the applicable market value of our common stock on the last full business day before the expiration date. We will not pay interest on the cash in lieu of fractional shares. We may fund any cash payment in lieu of fractional shares either from our available cash, the proceeds of a public or private sale of our common stock prior to or on the expiration date, or a combination of both.

      For these purposes, the “applicable market value” of our common stock on any date of determination means the closing price per share of our common stock on the NYSE on such date. The applicable market value of our common stock shall be determined by reference to Bloomberg Financial Markets page AQR or any successor or replacement page. If our common stock is not listed on the NYSE on any such date, the applicable market value of our common stock shall be determined by reference to the Bloomberg Financial Markets page that reports such information with respect to our common stock for the national or regional securities exchange, the Nasdaq Stock Market or the over-the-counter market that is the primary market for the trading of our common stock. If such information is not available on any Bloomberg page, the applicable market value shall be the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the applicable market value shall be the market value of our common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

Conditions to the Early Settlement Offer

General Conditions

      Notwithstanding any other provision of the Early Settlement Offer or this offering memorandum to the contrary, we will not be required to accept equity security units tendered pursuant to the Early Settlement Offer and may terminate, extend or amend the Early Settlement Offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance of equity security units so tendered on or prior to the expiration date, if any of the following events has occurred, and the occurrence thereof has not been waived by us in our sole discretion, prior to the expiration date:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Early Settlement Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Early Settlement Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Early Settlement Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Early Settlement Offer;

•	there shall have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	there shall have occurred any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	there shall have occurred a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens;

•	there shall have occurred a termination or withdrawal of the Early Settlement Offer by us, in our sole discretion; or

•	the NYSE shall not have approved for listing the shares of common stock to be issued in the Early Settlement Offer.

      The general conditions to the Early Settlement Offer set forth above are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the Early Settlement Offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Specific Condition

      Notwithstanding any other provision of the Early Settlement Offer or this offering memorandum to the contrary, we will not be required to accept equity security units tendered pursuant to the Early Settlement Offer and may terminate, extend or amend the Early Settlement Offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance of equity security units so tendered on or prior to the expiration date, if, in our good faith reasonable judgment, any exchange of equity security units under the Early Settlement Offer could result in a reasonable likelihood of the offer being considered a “going private transaction” under Rule 13e-3 of the Securities and Exchange Commission, that is, if our exchange of equity security units pursuant to the Early Settlement Offer would result in a reasonable likelihood, as determined by us in our good faith reasonable judgment, that the equity security units would no longer be listed on the NYSE. This condition is a nonwaivable condition to the Early Settlement Offer.

Priority of Exchanges and Proration

Priority of Exchanges

      Upon the terms and subject to the conditions of the Early Settlement Offer, if 41,800,000 or fewer equity security units are properly tendered and not properly withdrawn on or prior to the expiration date, we will accept all properly tendered units as a means of effecting an Early Settlement of an equal number of purchase contracts embedded in such equity security units.

      Upon the terms and subject to the conditions of the Early Settlement Offer, if more than 41,800,000 equity security units are validly tendered and not withdrawn on or prior to the expiration date, we will accept units from all holders who properly tender units, on a pro rata basis with appropriate adjustment to avoid fractional units in connection with an Early Settlement of the same pro rata amount of purchase contracts. As a result, we will exchange the same percentage of units as a means of effecting an Early Settlement of the same percentage of purchase contracts tendered from each tendering holder. We will announce this proration percentage, if it is necessary, after the Early Settlement Offer expires.

Proration

      If proration of tendered equity security units is required, we will determine the final proration factor promptly after the expiration date. Proration for each holder tendering equity security units will be based on the ratio of the number of units tendered by the holder to the total number of units tendered by all holders. This ratio will be applied to holders tendering units to determine the number of units, rounded up or down as nearly as practicable to the nearest whole unit, that will be exchanged by each holder pursuant to the Early Settlement Offer.

      Due to the potential difficulty in determining the number of equity security units properly tendered and not properly withdrawn, including units tendered by guaranteed delivery procedures, we do not expect that we will be able to announce the final proration percentage until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Holders may obtain preliminary proration information from the information agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered units promptly after the expiration date, but no later than ten business days after the expiration date.

      As described below (see “Material United States Federal Income Tax Consequences”), you may be required to recognize taxable gain with respect to the transaction. If you are required to recognize taxable gain, the adjusted basis you have in the debentures that are part of your equity security units will affect the United States federal income tax consequences of the transaction to you in connection with the Early Settlement. If any of your debentures has an adjusted basis that is different from any of your other debentures and we prorate the tendered equity security units, you may wish to designate which of the equity security units are to be exchanged. The letter of transmittal provides you the opportunity to designate the order of priority in which equity security units are to be exchanged, if we prorate the tendered equity security units.

Expiration Date; Extension; Modification; Termination

      The term “expiration date” means Midnight, New York City time, on Wednesday, May 5, 2004. However, if we extend the period of time for which the Early Settlement Offer is open, the term “expiration date” means the latest time and date to which the Early Settlement Offer is extended. As set forth in this offering memorandum and in the accompanying letter of transmittal, subject to the conditions of the Early

Settlement Offer and subject to the proration provisions, we will accept up to 41,800,000 equity security units that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below as a means of effecting an Early Settlement of an equal number of embedded purchase contracts.

      We expressly reserve the right to extend the Early Settlement Offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the Early Settlement Offer, all equity security units previously tendered and not accepted will remain subject to the Early Settlement Offer and may, subject to the terms of the Early Settlement Offer, be accepted by us; provided, however, that you may withdraw any equity security units not accepted after June 3, 2004.

      We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the Early Settlement Offer have been satisfied, subject to and in accordance with applicable law, to:

•	delay the acceptance of equity security units;

•	extend the expiration date and retain all of the equity security units that have been tendered, subject to the right of the owners thereof to withdraw their tendered equity security units;

•	waive any condition or otherwise amend the terms of the Early Settlement Offer in any respect prior to the expiration of the Early Settlement Offer, with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent; or

•	terminate or withdraw the Early Settlement Offer, by giving written notice of such termination or withdrawal to the exchange agent.

      If we make a material change in the terms of the Early Settlement Offer or the information concerning the Early Settlement Offer, or waive a material condition of the Early Settlement Offer, we will promptly disseminate disclosure regarding the changes to the Early Settlement Offer and extend the Early Settlement Offer, if required by law, to ensure that the Early Settlement Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

      If we make a change in the percentage of equity security units sought or consideration offered, we will promptly disseminate disclosure regarding the changes and extend the Early Settlement Offer, if required by law, to ensure that the Early Settlement Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

      Any waiver, amendment or modification will apply to all equity security units tendered, regardless of when or in what order such units were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Early Settlement Offer.

      Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

      In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the Early Settlement Offer.

      We expressly reserve the right, in our sole discretion, to terminate the Early Settlement Offer if any of the conditions set forth above under “The Early Settlement Offer — Conditions to the Early Settlement Offer” shall have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the Early Settlement Offer, we will give immediate notice thereof to the exchange agent. If the Early Settlement Offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your equity security units in connection with the Early Settlement Offer, and any equity security units you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Exchanging Equity Security Units

      We contemplate that the Early Settlement Offer consideration will be delivered promptly after the expiration date. If you have any questions or need assistance in tendering your equity security units, please call Georgeson Shareholder Communications Inc., the information agent, whose address and contact details appear on the back cover of this offering memorandum.

      Only holders of record are authorized to tender their equity security units for exchange. If you wish to tender equity security units in the Early Settlement Offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your equity security units. If you wish to exchange equity security units in the Early Settlement Offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your equity security units, make appropriate arrangements to register the ownership of those equity security units in your name. This may take considerable time and may not be able to be completed before the expiration date of the Early Settlement Offer.

Tender of Equity Security Units Held Through a Custodian

      If your equity security units are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your equity security units on your behalf. Any beneficial owner of equity security units held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender on the beneficial owner’s behalf.

Tender of Equity Security Units Held Through DTC

      To tender equity security units that are held through DTC, you should transmit your acceptance through ATOP, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered equity security units must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

      “Agent’s message” means a message transmitted by DTC, received by the exchange agent, and made as part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the equity security units that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

Holders of equity security units should send letters of transmittal only to the exchange agent and not to us.

      The delivery of equity security units and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent’s message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those equity security units and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

      Except as provided below, unless the equity security units being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat the tender of the equity security units as defective for purposes of the right to exchange pursuant to the Early Settlement Offer. Exchange of the equity security units will be made only against deposit of the tendered equity security units and delivery of all other required documents.

Guaranteed Delivery

      If a registered holder of equity security units desires to tender any equity security units and the equity security units are not immediately available, or time will not permit the holder’s equity security units or other required documents to reach the exchange agent before the expiration date of the Early Settlement Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date of the Early Settlement Offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the equity security units and the amount of the equity security units tendered, that the tender is being made and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered equity security units, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered equity security units, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Delivery Procedures

      Physical certificates representing shares of our common stock will not be issued as a result of the Early Settlement Offer. Rather than issuing physical certificates, the exchange agent will credit such shares to book-entry accounts maintained by the transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued, facilitates the holding of fractional shares, and eliminates the requirements for physical movement of stock certificates at the time of sale. Promptly following the crediting of shares to your respective book-entry accounts, you will receive a Stock Distribution Statement from the exchange agent evidencing your holdings, as well as general information on the book-entry from of ownership.

      You are not required to maintain a book-entry account and you may obtain a stock certificate for all or a portion of your common stock received as part of the Early Settlement Offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the Stock Distribution Statement mailed to you. Stock certificates for fractional shares will not be issued by us.

Tender of Equity Security Units Held in Physical Form

      If you hold equity security units in physical form, to validly tender those equity security units, you should properly complete and validly execute the letter of transmittal, or a manually signed facsimile copy thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum, and certificates for tendered equity security units must be received by the exchange agent at such address prior to the expiration date.

Signature Guarantees

      Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange

Medallion Program, each a “Medallion Signature Guarantor,” unless the relevant equity security units are tendered:

•	by a participant in DTC whose name appears on a security position listing as the owner of the equity security units being tendered who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as “eligible institutions.”

      In any event, the signatures on the letter of transmittal accompanying tendered equity security units must be guaranteed by a Medallion Signature Guarantor if:

•	equity security units are registered in the name of a person other than the signer of the letter of transmittal;

•	equity security units not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

•	shares of common stock are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding equity security unit.

Determination of Validity

      We will determine in our sole discretion all questions as to the number of equity security units to be accepted and the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered equity security units. We reserve the absolute right to reject any and all equity security units not properly tendered or any equity security units whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular equity security units either on or before the expiration date. Our interpretation of the terms and conditions of the Early Settlement Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of equity security units must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of equity security units will not be considered to have been made until any defects or irregularities have been cured or waived. Any equity security units received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, promptly following the expiration date and the Early Settlement of the purchase contracts embedded in such equity security units will not be effected.

Withdrawals of Tenders

      You may validly withdraw equity security units that you tender at any time prior to Midnight, New York City time, on the expiration date of the Early Settlement Offer. In addition, you may withdraw any equity security units that you tender that are not accepted by us for exchange after June 3, 2004. For a withdrawal of equity security units to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the Early Settlement Offer at the address set forth on the back cover page of this offering memorandum. Any notice of withdrawal must:

•	specify the name of the person who tendered the equity security units to be withdrawn;

•	identify the equity security units to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the equity security units were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the equity security units into the name of the person withdrawing the tender.

      If we extend the Early Settlement Offer, are delayed in our acceptance of the equity security units for exchange or are unable to accept equity security units pursuant to the Early Settlement Offer for any reason, then, without prejudice to our rights under the Early Settlement Offer, the exchange agent may retain tendered equity security units and such units may not be withdrawn except as otherwise provided in this document, subject to provisions under the Exchange Act that provide that an issuer making an Early Settlement Offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the Early Settlement Offer.

      If you have tendered your equity security units through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the Early Settlement Offer.

      All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any equity security units withdrawn will be deemed not to have been validly tendered for purposes of the Early Settlement Offer and no Early Settlement Offer consideration will be issued in exchange, and no Early Settlement of the purchase contract will be effected, unless the equity security units so withdrawn are validly retendered. Any equity security units that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn equity security units may be retendered by following one of the procedures described above under “The Early Settlement Offer — Procedures for Exchanging Equity Security Units” at any time prior to the expiration date.

Exchange of Equity Security Units

      We will issue the Early Settlement Offer consideration upon the terms and subject to the conditions of the Early Settlement Offer and applicable law in exchange for equity security units tendered in the Early Settlement Offer promptly after the expiration date of the Early Settlement Offer. For purposes of the Early Settlement Offer, we will be deemed to have accepted, subject to the proration provisions of the Early Settlement Offer, validly tendered equity security units or defectively tendered equity security units with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice of such waiver to the exchange agent and an Early Settlement will be deemed to have occurred. We will deposit the Early Settlement Offer consideration with the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Early Settlement Offer consideration from us and transmitting such Early Settlement Offer consideration to you.

      In all cases, the Early Settlement Offer consideration for equity security units accepted pursuant to the Early Settlement Offer will be paid promptly after the expiration date of the Early Settlement Offer and assuming receipt by the exchange agent of:

•	timely condition of a book-entry transfer of the equity security units into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedures set forth above in “The Early Settlement Offer — Procedures for Exchanging Equity Security Units — Book-Entry Delivery Procedures” above;

•	a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

      If we do not accept any tendered equity security units for exchange pursuant to the Early Settlement Offer for any reason, including due to the proration provisions, the exchange agent will, without expense and promptly after expiration or termination of the Early Settlement Offer, credit such equity security units to the account maintained at DTC from which the tendered equity security units were delivered.

      The Early Settlement Offer, if consummated, will not amend or modify the equity security units that are not tendered. Under all circumstances regardless of the number of equity security units tendered in the Early Settlement Offer, the purchase contract and the indenture governing the terms of the debentures will remain in effect after the Early Settlement and holders of the equity security units will continue to have the rights and obligations specified by those agreements. For a description of those rights and obligations, see the information under the captions “Description of the Equity Security Units” and “Description of the Debentures.”

      Under no circumstances will we pay interest on the Early Settlement Offer consideration, regardless of any delay in making such payment.

Compliance with State Securities Laws

      We are making the Early Settlement Offer to all holders of outstanding equity security units as a means of effecting an Early Settlement of the embedded purchase contracts. We are not aware of any jurisdiction in which the making of the Early Settlement Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Early Settlement Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Early Settlement Offer will not be made to, nor will tenders of equity security units be accepted from or on behalf of, the holders of equity security units residing in any such jurisdiction.

Financial Advisor

      Banc of America Securities LLC has been appointed as the exclusive financial advisor for the Early Settlement Offer. We have agreed to pay the financial advisor reasonable and customary fees for its services and will reimburse the financial advisor for its reasonable out-of-pocket expenses.

Exchange Agent

      U.S. Bank National Association has been appointed as the exchange agent for the Early Settlement Offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this offering memorandum. Delivery of a letter of transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this offering memorandum does not constitute a valid delivery of the letter of transmittal.

Information Agent

      Georgeson Shareholder Communications Inc. has been appointed as the information agent for the Early Settlement Offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, requests for additional copies of this offering memorandum or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover of this offering memorandum.

Fees and Expenses

      We will bear the expenses of soliciting tenders for the Early Settlement Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, we may make additional solicitations by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

Transfer Taxes

      Owners who tender their equity security units will not be obligated to pay any transfer taxes. If, however:

•	shares of common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered equity security units;

•	the equity security units are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange of shares of common stock for equity security units in connection with the Early Settlement Offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      As consideration for the exchange of the equity security units (which consist of debentures and stock purchase contracts), we will issue common stock and cash. The total amount of this consideration plus the fair value of the stock purchase contract, which was determined by a third party, will establish the total reacquisition price for the equity security units. We will record an extinguishment loss in our income statement to the extent that the reacquisition price for the equity security units differs from their carrying value plus expenses incurred in conjunction with this exchange. The common stock we issue will be recorded as an increase in our stockholders’ equity at its fair value on the date it is issued, and the cash will be recorded as a reduction of our assets based on the amount paid. We will reduce our liabilities for the carrying value of debentures exchanged. We will record an increase in our stockholders’ equity for the fair value of the stock purchase contract.

Subsequent Repurchases of Units; Discharge of Debentures

      Whether or not the Early Settlement Offer is consummated, we or our affiliates may from time to time acquire equity security units or debentures, other than pursuant to the Early Settlement Offer, through open market purchases, privately negotiated transactions, tender offers, Early Settlement Offers or otherwise, upon such terms and at such consideration as we may determine, which may be more or less than the consideration to be paid pursuant to the Early Settlement Offer and could be for cash or other consideration. However, Rule 13e-4 prohibits us and our affiliates from purchasing any equity security units, other than pursuant to the Early Settlement Offer, until at least ten business days after the expiration or termination of the Early Settlement Offer. Any possible future purchases by us will depend on many factors, including the results of the Early Settlement Offer, the market price of the equity security units or debentures, our business and financial position, and general economic and market conditions. We do not currently plan to effect any open-market repurchases of the equity security units or debentures if such purchases would cause the units to be delisted from the NYSE. Nothing contained in the Early Settlement Offer will prevent us or our affiliates from exercising rights under the indenture to defease or otherwise discharge our obligations thereunder with respect to the indenture and/or the debentures by depositing cash and/or securities with the trustee in accordance with the terms of the indenture.

DESCRIPTION OF OUR CAPITAL STOCK

General

      As of the date of this offering memorandum, our authorized capital stock consists of 1,601,200,000 shares. Those shares consist of (1) 1,600,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of March 31, 2004, there were approximately 838,712,642 shares of common stock issued and outstanding.

Preferred Stock

      The following description of preferred stock and the description of the terms of a particular series of preferred stock is not complete. The description is qualified in its entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

      As of March 31, 2004, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

      Any or all of these rights may be greater than the rights of the common stock.

      The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

      The rights, preferences, privileges and restrictions of the preferred stock of each series are, in the case of Series A preferred stock, and, in the case of future series will be fixed by the certificate of designation relating to that series. The certificate of designation will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Solectron’s affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

      Preferred stock will be fully paid and nonassessable upon issuance.

Series A Participating Preferred Stock and Rights Agreement

      On June 29, 2001, pursuant to a preferred stock rights agreement between us and Fleet National Bank, as rights agent, our Board of Directors declared a dividend of one right to purchase one ten-thousandth of a share of our Series A participating preferred stock for each outstanding share of our common stock. The dividend was paid on July 30, 2001, to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one ten-thousandth of a share of our Series A preferred stock at an exercise price of $150, subject to adjustment.

      The following is a summary and general description of the principal terms of our rights agreement.

Rights Evidenced by Common Stock Certificates

      The rights will not be exercisable until the distribution date. Certificates for the rights will not be sent to our stockholders and the rights will attach to and trade only together with our common stock. Accordingly, our common stock certificates outstanding on July 30, 2001 will evidence the rights related thereto, and our common stock certificates issued after July 30, 2001 will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for our common stock, outstanding as of the record date, even without notation or a copy of the summary of rights being attached thereto, also will constitute the transfer of the rights associated with our common stock represented by such certificate.

Distribution Date

      The rights will be separate from our common stock. Rights certificates will be issued and the rights will become exercisable upon the earlier of the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our then-outstanding common stock (which includes exchangeable shares exchangeable for common stock), or the tenth business day (or such later date as may be determined by our board of directors) after a person or group announces a tender or Early Settlement Offer, the consummation of which would result in ownership by a person or group of 15% or more of our then-outstanding common stock. The earlier of such dates is referred to as the “distribution date.”

Issuance of Rights Certificates; Expiration of Rights

      As soon as practicable following the distribution date, a rights certificate will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificate alone will evidence the rights from and after the distribution date. The rights will expire on the earliest of July 30, 2011, or redemption or exchange of the rights as described below.

Initial Exercise of the Rights

      Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one ten-thousandth of a share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, or our Board of Directors decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

Right to Buy Our Common Stock

      Unless the rights are earlier redeemed, in the event that an acquiring person obtains 15% or more of our then-outstanding common stock, then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of our common stock having a value equal to two times the price of such shares. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by us as set forth below.

Right to Buy Acquiring Company Common Stock

      Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person obtains 15% or more of our then-outstanding common stock, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right which has not yet been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the price of such shares.

Exchange Provision

      At any time after an acquiring person obtains 15% or more of our then outstanding common stock and prior to the acquisition by such acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of our common stock per right.

Redemption

      At any time on or prior to the close of business on the earlier of the fifth day following the attainment of 15% or more of our then-outstanding common stock by an acquiring person (or such later date as may be determined by action of our board of directors and publicly announced by us), or July 30, 2011, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to Prevent Dilution

      The purchase price payable, the number of rights, and the number of shares of our Series A preferred stock or our common stock or other securities or property issuable upon the exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the rights agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

Cash Paid Instead of Issuing Fractional Shares

      No fractional shares of our common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of our common stock on the last trading date prior to the date of exercise.

No Stockholders’ Rights Prior to Exercise

      Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder (other than any rights resulting from such holder’s ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

      The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date. After the distribution date, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders, other than the acquiring person.

Rights and Preferences of Our Series A Preferred Stock

      Each one ten-thousandth of a share of our Series A preferred stock has rights and preferences substantially equivalent to those of one share of our common stock.

No Voting Rights

      Rights will not have any voting rights.

Certain Anti-Takeover Effects

      The rights are designed to protect and maximize the value of the outstanding equity interests in us in the event of an unsolicited attempt by an acquiror to take us over in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive our board of directors and our stockholders of any real opportunity to determine our future as a company. The rights were declared by our board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

      Subject to the restrictions described above, the rights may be redeemed by us at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

      However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Common Stock

      Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying dividends. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

      All outstanding shares of common stock are fully paid and nonassessable.

      Our common stock is listed on the New York Stock Exchange under the symbol “SLR.” The transfer agent and registrar for the common stock is Fleet National Bank N.A.

Delaware General Corporation Law Section 203

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

      The Section 203 restrictions do not apply if:

      (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status;

      (2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the “voting stock”) that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares:

•	owned by directors who are also officers of the target corporation;

•	held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or Early Settlement Offer; or

      (3) if on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Generally, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF THE EQUITY SECURITY UNITS

      The following is a summary of the principal documents and provisions relating to the equity security units. Although we believe the material provisions of these documents have been accurately summarized, you should refer to the actual terms of the equity security units, the purchase contract agreement, the pledge agreements, the subordinated debt securities indenture, the first supplemental indenture and the other principal documents that are a part of the equity security units for the definitive terms and conditions of the equity security units. See “Where You Can Find More Information” for information on how to obtain copies.

      On December 27, 2001, we issued 44,000,000 equity security units at an initial offering price to the public of $25 per unit. We received aggregate proceeds from the offering of the equity security units, net of underwriting discounts and commissions, of approximately $1,066 million. The proceeds were used, among other things, to fund the further expansion of our business and for general corporate purposes including refinancing certain obligations. As of April 7, 2004, 44,000,000 equity security units were outstanding.

Principal Terms of The Units

      Each equity security unit was issued at the stated amount of $25 and initially consists of:

      (1) a purchase contract, under which you agree to purchase, for $25, shares of our common stock on the stock purchase date of November 15, 2004. The number of shares that you will receive upon the settlement of your purchase contract will be determined by the settlement rate described below under “Description of the Equity Security Units — Settlement Rate”; and

      (2) a debenture with a principal amount of $25, with the terms described below.

      The debentures were initially pledged to U.S. Bank, N.A., as collateral agent, for our benefit to secure your obligations under the purchase contract. We refer to the purchase contracts, together with the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) as the “normal units.” Each holder of normal units may elect to create “stripped units.” To do this, a holder has to withdraw the pledged debentures or U.S. treasury securities underlying the normal units by substituting, as pledged securities, zero-coupon U.S. treasury securities that will pay $25 on November 15, 2004, the amount then due under the purchase contract. See “Description of the Equity Security Units — Creating Stripped Units and Recreating Normal Units.”

      As a beneficial owner of the equity security units, you are deemed by your acceptance of the equity security units to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such equity security units; and

•	appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

      In addition, as a beneficial owner of the equity security units, you are deemed by your acceptance of the equity security units to have agreed to treat for all tax purposes:

•	yourself as the owner of the related debentures, or the treasury securities, as the case may be; and

•	the debentures as indebtedness that we have issued.

      The purchase price of each equity security unit was allocated by us between the purchase contract and the related debenture. We reported the fair market value of each debenture as $23.93 and the fair market value of each purchase contract as $1.07. The debentures were initially pledged to the collateral agent to secure the obligations owed to us under the purchase contracts.

      We have entered into:

•	a purchase contract agreement with U.S. Bank National Association, successor by merger to State Street Bank and Trust Company of California, N.A., as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the equity security units and certain other matters relating to the equity security units; and

•	a pledge agreement with U.S. Bank, N.A., as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of equity security units under the purchase contracts.

Creating Stripped Units and Recreating Normal Units

      If a holder of normal units elects to withdraw the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) and substitute certain U.S. treasury securities (specified below) as pledged securities, the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) will be released from the pledge agreement and delivered to the holder. The normal units would then become “stripped units.” Holders of stripped units may recreate normal units by resubstituting the debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) for the treasury securities underlying the stripped units.

      Holders who elect to create stripped units or recreate normal units shall be responsible for any related fees or expenses.

Creating Stripped Units

      Each holder of normal units may create stripped units. To do this, a holder must withdraw the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) underlying the normal units and substitute, as pledged securities, the zero-coupon U.S. treasury securities described below that will pay $25 on November 15, 2004, which is the amount then due on the stock purchase date. Holders of normal units may create stripped units at any time on or before the fourth business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

      A holder might consider it beneficial either to hold the debentures directly or to realize income from their sale. These investment choices are facilitated by creating stripped units.

      A stripped unit will have a stated amount of $25 and will consist of:

•	the purchase contract, described under “Description of the Equity Security Units — Principal Terms of the Units” above; and

•	an undivided beneficial ownership interest in the zero-coupon U.S. treasury securities described in the following paragraph.

      In order to create stripped units, a treasury security holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AB9) which mature on November 15, 2004. These zero-coupon treasury securities will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract. The pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) underlying the normal units will be released from the pledge agreement and delivered to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after a remarketing of the debentures or a tax event redemption has occurred, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the zero-coupon treasury securities to be released are in integral multiples of $1,000.

      To create stripped units:

•	deposit with the collateral agent the zero-coupon treasury securities described above, which will be substituted for the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

•	transfer the normal units to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the zero-coupon treasury securities specified above with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) underlying the normal units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged debentures or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the normal units;

•	transfer to you the underlying pledged debentures or treasury securities; and

•	deliver the stripped units to you.

      Any debentures released to you will be tradeable separately from the resulting stripped units. Interest on the debentures will continue to be payable in accordance with their terms.

Recreating Normal Units

      Each holder of stripped units may recreate normal units by substituting, as pledged securities, debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) for the zero-coupon treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the fourth business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

      Upon recreation of the normal units, the debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) will be pledged with the collateral agent to secure the holder’s obligation to purchase our common stock under the purchase contract, and the zero-coupon treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. However, after a successful remarketing of the debentures or a tax event redemption has occurred, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

      To recreate normal units from stripped units, you must:

•	deposit with the collateral agent:

•	if the substitution occurs prior to a successful remarketing of the debentures, debentures having an aggregate principal amount equal to the aggregate stated amount of your stripped units; and

•	if the substitution occurs after a successful remarketing of the debentures or after a tax event redemption, the applicable specified U.S. treasury securities then constituting a part of the normal units;

•	transfer the stripped units to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the debentures or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the applicable specified U.S. treasury securities underlying those stripped units.

      The debentures or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

      Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the stripped units;

•	transfer to you the underlying treasury securities; and

•	deliver to you the normal units.

Periodic Payments

Normal Units

      If you hold normal units, you will receive total payments of 7.25% of the stated amount per year, consisting of quarterly interest payments on the debentures, at the annual rate of 7.25% of the principal amount of $25 per debenture to August 15, 2004. On November 16, 2004, you will receive a quarterly payment, consisting of a cash payment on the applicable specified U.S. treasury securities, at the same annual rate.

      We will not make any contract fee payments to holders under the purchase contracts. The purchase contracts do not limit the incurrence or issuance of secured or unsecured debt by us or our subsidiaries.

Stripped Units

      Stripped units will not generate cash payments to the holder. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities.

Debentures

      If you hold debentures separated from the equity security units, you will receive the quarterly cash interest payments on the debentures.

      Interest on all debentures, whether held separately or as part of equity security units, will accrue initially at the annual rate of 7.25% of the principal amount of $25 per debenture. The interest rate on the debentures will be reset for the quarterly interest payments made on and after November 15, 2004, and interest payments on the debentures will be made at the reset rate from that date to November 15, 2006, assuming a successful remarketing. However, if the reset rate meeting the requirements described in this offering memorandum cannot be established, the interest rate will not be reset. In this case, the reset rate will continue to be the initial annual rate of 7.25% until a reset rate meeting the requirements described in this offering memorandum can be established on a later remarketing date on or prior to the third business day preceding November 15, 2004. If no remarketing occurs prior to such date, the initial annual rate will be the interest rate to November 15, 2006.

      The reset rate will apply to interest on all debentures outstanding on or after the successful remarketing date. However, the reset of the interest rate on the debentures will not change the amount of payments to be received by holders of the normal units, which will remain at the initial annual rate of 7.25% of $25 for the last quarterly payment payable on November 15, 2004.

Description of the Purchase Contracts

      Each purchase contract underlying an equity security unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $25, on the stock purchase date of November 15, 2004, a number of newly issued shares of our common stock equal to the settlement rate, as defined below.

Settlement Rate

      The “settlement rate” is the number of newly issued shares of our common stock that we are obligated to sell and you are obligated to buy upon settlement of a purchase contract on November 15, 2004. The settlement rate for each purchase contract depends on the applicable market value, as defined below, and will be as follows, subject to adjustment as described under “Description of the Equity Security Units — Anti-Dilution Adjustments”:

•	If the applicable market value of our common stock (as defined below) is equal to or greater than the threshold appreciation price of $11.58, which is 18% above $9.81, then the settlement rate, which is equal to $25, divided by $11.58, will be 2.1597 shares of our common stock per purchase contract. Accordingly, if, between the date of this offering memorandum and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is higher than $11.58, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be higher than $25, and if the market price equals $11.58, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25;

•	If the applicable market value of our common stock is less than $11.58 but greater than $9.81, the settlement rate will be equal to $25 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases between the date of the offering of the equity security units and the period during which the applicable market value is measured but that market price is less than $11.58, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $25; and

•	If the applicable market value of our common stock is less than or equal to $9.81, the settlement rate, which is equal to $25, divided by $9.81, will be 2.5484 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases between the date of the offering of the equity security units and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $25, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

      The “applicable market value” means the average of the closing price, as defined below, per share of our common stock, if applicable, on each of the twenty consecutive trading days, as defined below, ending on the third trading day preceding November 15, 2004.

      For purposes of determining the applicable market value for common stock, the “closing price” of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National

Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A “trading day” is a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

      Settlement of the purchase contracts will occur on the stock purchase date. We will be obligated to sell to you, and you will be obligated to purchase from us, common stock, unless:

•	you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in “Description of the Equity Security Units — Early Settlement” below;

•	we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in “Description of the Equity Security Units — Early Settlement upon Merger” below; or

•	an event described under “Description of the Equity Security Units — Termination of Purchase Contracts” below has occurred.

      The settlement of the purchase contracts on the stock purchase date will occur as follows:

•	for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase common stock under the purchase contracts; and

•	for the normal units in which the related debentures remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the debentures in accordance with applicable law.

      In either event, our common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the equity security units, if the equity security units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

      Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

      No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

Remarketing

      We will enter into a remarketing agreement with a nationally recognized investment banking firm. The investment banking firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the debentures included in normal units on August 15, 2004, at a price equal to 100.5% of the remarketing value.

      In order to provide the holders of normal units with the necessary collateral to be applied in the settlement of their purchase contract obligations, the debentures held by each normal unit holder will be sold in a remarketing, unless the holder elects not to participate in the remarketing. The proceeds of the remarketing will be used to purchase U.S. treasury securities, which the participating normal unit holders will pledge to secure their obligations under the related purchase contracts. We will use the cash payments from the pledged treasury securities underlying the normal units to satisfy the obligation of a participating holder to purchase our common stock on November 15, 2004.

      Unless (i) a holder of normal units decides not to participate in the remarketing and delivers treasury securities in a kind and amount designated by the remarketing agent, or (ii) the remarketing agent delays the remarketing to a later date as described below, the debentures that are included in the normal units will be remarketed on the remarketing date. The remarketing date will be August 15, 2004, the last quarterly payment date before the stock purchase date.

      The “remarketing value” will be equal to the sum of:

(a)	the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest that is scheduled to be payable on that quarterly payment date, on each debenture which is included in a normal unit and which is participating in the remarketing. We will assume for this purpose, even if not true, that the interest rate on the debentures remains at the initial rate; and

(b)	the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $25 for each debenture included in a normal unit which is participating in the remarketing.

      For purposes of (a) and (b) above, the value on the remarketing date of the treasury securities will (1) be based on treasury securities that are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the value of the treasury securities) and (2) be set based on the ask-side price of those treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent), plus accrued interest to that date.

      The remarketing agent will use the proceeds from the sale of debentures in a successful remarketing to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b) above. It will deliver these treasury securities through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the unit holders whose debentures participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 50 basis points (.50%) of the total proceeds from the remarketing. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders of the normal units participating in the remarketing.

      Alternatively, a holder of normal units may elect not to participate in the remarketing. The holder may retain the debentures underlying those units by delivering the treasury securities described in (a) and (b) above in the amount and types specified by the remarketing agent applicable to the holder’s debentures, to the purchase contract agent on the fourth business day prior to August 15, 2004. If the remarketing agent fails to sell any debentures on the remarketing date, the treasury securities will be promptly returned to the holder of a normal unit who does not participate in the remarketing.

      The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders of normal units that elect not to participate in the remarketing, on the seventh business day prior to August 15, 2004. A holder electing not to participate in the remarketing must notify the purchase contract agent and deliver the specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to August 15, 2004. A holder that does not so deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

      The applicable interest rate on the debentures outstanding on and after August 15, 2004 will be reset on August 15, 2004, assuming a successful remarketing on that date. This new rate will be effective for interest accrued from August 15, 2004 to November 15, 2006, as described in “Description of the Debentures — Interest Rate Reset.”

      If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the debentures to be equal to 100.5% of the remarketing value (assuming, even if not true, that all of the debentures are held as components of normal units and will be remarketed), and the remarketing agent cannot remarket the debentures offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value (determined on the basis of the debentures being remarketed), the reset agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the debentures, on each of the four consecutive business days ending on October 1, 2004 and the third business day immediately preceding the stock purchase date.

      Any subsequent remarketing will be at a price equal to 100.5% of the remarketing value (determined on the basis of the debentures being remarketed) on the subsequent remarketing date. The purchase contract agent will give holders notice of the subsequent remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate on the seventh business day prior to the subsequent remarketing date. A holder of normal units may elect not to participate in the subsequent remarketing. The holder may retain the debentures underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day preceding the subsequent remarketing date.

      If the remarketing agent fails to remarket the debentures underlying normal units at that price prior to the stock purchase date, we will be entitled to exercise our rights as a secured party on the stock purchase date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales or otherwise.

      The obligation of a holder of equity security units to pay the purchase price for our common stock under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the debentures or treasury securities pledged as collateral to secure the purchase obligation. In no event will a holder be liable for any deficiency between such proceeds and the purchase price for the common stock under the purchase contracts.

Optional Remarketing of Debentures not Included in Normal Units

      Under the remarketing agreement, on or prior to the fourth business day immediately preceding August 15, 2004 or any subsequent remarketing date, holders of debentures not held as part of normal units may elect to have their debentures included in the remarketing. To do this, holders must deliver their debentures along with a notice to the custodial agent prior to the remarketing date, but no earlier than the payment date immediately preceding August 15, 2004 and no later than the fourth business day preceding August 15, 2004. The custodial agent will hold these debentures in an account separate from the collateral account in which the debentures pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of debentures electing to have their debentures remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding August 15, 2004.

      On the fourth business day immediately prior to August 15, 2004, the custodial agent will deliver these separate debentures to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held debentures included in the remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held debentures being remarketed. After deducting as the remarketing fee an amount not to exceed 50 basis points (.50%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

      If the remarketing agent cannot remarket the debentures on the remarketing date, the remarketing agent will promptly return the debentures to the custodial agent for release to the holders. Holders of debentures that are not components of normal units may elect to have their debentures remarketed on any subsequent remarketing date as described above.

Early Settlement

      At any time not later than 10:00 a.m. on the seventh business day prior to November 15, 2004, a holder of equity security units may settle the related purchase contracts by delivering to the purchase contract agent immediately available United States dollars in an amount equal to $25 multiplied by the number of purchase contracts being settled.

      No later than the third business day after an early settlement, if the holder elects early settlement as described in the immediately preceding paragraph, we would issue, and the holder would be entitled to receive, 2.1597 shares of our common stock for each equity security unit (regardless of the market price of our common stock prior to, on, or after the date of early settlement), subject to adjustment under the circumstances described under “Description of the Equity Security Units — Anti-Dilution Adjustments” below. The holder will also receive the debentures or other securities underlying those equity security units.

      The right of early settlement, as described in the immediately preceding two paragraphs, will not be affected by the outcome of the Early Settlement Offer. Holders of the equity security units whose equity securities units are not accepted in the Early Settlement Offer will retain their right to elect early settlement as described in this section.

Early Settlement upon Merger

      Prior to the stock purchase date, if we are involved in a merger in which we are not the surviving entity and in which at least 30% of the consideration for our all of common stock consists of cash or cash equivalents (“cash merger”), on or after the date of the cash merger each holder of the equity security units has the right to accelerate and settle the related purchase contract. We refer to this right as the “early settlement right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur, which we refer to as the merger early settlement date, and a date by which each holder’s early settlement right must be exercised. The notice will set forth, among other things, the cash merger settlement rate, as described below, and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the early settlement right, you must deliver to the purchase contract agent, on or one business day before the merger early settlement date, the certificate evidencing your equity security units, if the equity security units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier’s check. If you exercise the early settlement right, we will deliver to you on the merger early settlement date such other cash, securities or other consideration instead of our common stock. In such event, on the merger early settlement date, the settlement rate in effect immediately before a cash merger will be applied to the value of the cash, securities or other consideration you would have received if you had held the shares covered by the purchase contract when the cash merger occurred. You will also receive the debentures or other securities underlying those equity security units. If you do not elect to exercise your early settlement right, your equity security units will remain outstanding and you will receive on the stock purchase date such other cash, securities or other consideration instead of our common stock. In such event, on the stock purchase date, the settlement rate then in effect will be applied to the value of the cash, securities or other consideration you would have received if you had held the shares covered by the purchase contract when the cash merger occurred (taking into account any subsequent mergers or changes in the cash, securities or other consideration that would have been received).

      The formula used to determine the cash merger settlement rate in effect immediately before a cash merger will be identical to the formula used to determine the settlement rate on the stock purchase date, except that the applicable market value used to determine the cash merger settlement rate in effect immediately before a cash merger will be the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the consummation of the cash merger.

      The right of early settlement upon a merger, as described in the immediately preceding two paragraphs, will not be affected by the outcome of the Early Settlement Offer. Holders of the equity security units whose equity security units are not accepted in the Early Settlement Offer will retain their right to elect early settlement upon a merger as described in this section.

Anti-Dilution Adjustments

      The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

      (1) the payment of a stock dividend or other distribution on our common stock in our common stock;

      (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase common stock at less than the current market price (as defined below);

      (3) subdivisions, splits and combinations of our common stock (including an effective subdivision of our common stock through reclassification of our common stock);

      (4) distributions to all holders of our common stock of evidences of our indebtedness, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above or as discussed below with respect to spin-offs and any dividend or distribution paid exclusively in cash);

      (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or Early Settlement Offer referred to below, of the consideration paid in respect of a tender or Early Settlement Offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

      (6) the successful completion of a tender or Early Settlement Offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or Early Settlement Offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or Early Settlement Offer.

      The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

      In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of equity security units, become a contract to purchase, on the stock purchase date, such other securities, cash or property instead of our common stock. In such event, on the stock purchase date, the settlement rate then in effect will be applied to the value of such other securities, cash or property you would have received if you had held the shares covered by the purchase contract when the applicable transaction occurred (taking into account any subsequent mergers or changes in the cash, securities or other property that would have been received). Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under “Description of the Equity Security Units — Early Settlement” and “Description of the Equity Security Units — Early Settlement upon Merger” above.

      If at any time we make a distribution of property to our holders of common stock which would be taxable to the holders of common stock as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of equity security units.

      If we pay a dividend or other distribution on our common stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the settlement rate in effect immediately before the close of business on the record date fixed for determination of which of our stockholders will be entitled to receive that distribution will be increased by multiplying:

•	the settlement rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of common stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

      The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off and

•	the date of the securities being offered in the initial public offering, if any, of the distributed securities, if that initial public offering is effected simultaneously with the spin-off.

      For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

      If there is a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to our common shareholders means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

      If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price of such securities, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

      In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

      We will be required, within 10 business days following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of equity security units of the occurrence of that event. We will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

      The debentures (or, after a successful remarketing or a tax event redemption, the applicable specified U.S. treasury securities) underlying the normal units and the zero-coupon treasury securities underlying the stripped units will be pledged to the collateral agent for our benefit. According to the pledge agreement, the pledged securities will secure the obligations of holders of equity security units to purchase our common stock under the purchase contracts. A holder of an equity security unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the equity security unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the equity security units from the pledge arrangement, except:

•	to substitute zero-coupon treasury securities for the related pledged debentures or other pledged treasury securities upon creation of a stripped unit;

•	to substitute debentures or specified treasury securities for the related pledged zero-coupon treasury securities upon the recreation of a normal unit;

•	upon delivering specified treasury securities when electing not to participate in a remarketing; or

•	upon the termination or early settlement of the purchase contracts.

      Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

•	each holder of equity security units that include debentures will retain beneficial ownership of the debentures and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the debentures, including distribution, voting, redemption, repayment and liquidation rights; and

•	each holder of equity security units that include treasury securities will retain beneficial ownership of the treasury securities.

      We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

      Except as described in “Description of the Equity Security Units — Description of the Purchase Contracts,” the collateral agent, upon receipt of quarterly interest payments or distributions on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

      Holders of stripped units will not receive quarterly payments on the units. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities.

Termination of Purchase Contracts

      The purchase contracts, our related rights and obligations and those of the holders of the equity security units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

      Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, such a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted.

The Purchase Contract Agreement

      Distributions on the equity security units (consisting of interest payments on the debentures) will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of, the purchase contract agent, in the Borough of Manhattan, The City of New York. In addition, if the equity security units do not remain in book-entry form, payment of distributions on the equity security units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

      If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A “business day” means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

      If, on the stock purchase date, you fail to surrender the certificate evidencing your equity security units, if your equity security units are held in certificated form, to the purchase contract agent, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your equity security units, if your equity security units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

      The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

      No service charge will be made for any registration of transfer or exchange of the equity security units, except for any applicable tax or other governmental charge.

Modification

      The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the equity security units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

•	change any payment date;

•	change the amount or type of pledged securities required to be pledged to secure obligations under the equity security units, impair the right of the holder of any equity security units to receive distributions on the pledged securities underlying the equity security units or otherwise adversely affect the holder’s rights in or to pledged securities;

•	change the place or currency of payment for any amounts payable in respect of the equity security units, increase any amounts payable by holders in respect of the equity security units or decrease any other amounts receivable by holders in respect of the equity security units;

•	impair the right to institute suit for the enforcement of any purchase contract;

•	reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder’s rights under any purchase contract; or

•	reduce the above stated percentage of outstanding equity security units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

      We will agree in the purchase contract agreement that we will not merge into or consolidate with any other person, in a transaction in which we are not the surviving corporation or transfer, lease or convey our properties and assets substantially as an entirety to any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

•	Solectron or such successor is not, immediately after such merger, consolidation, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

      We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

      The purchase contract agreement, the pledge agreement and the purchase contracts are governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Book-Entry System

      The information in this section concerning The Depository Trust Company (“DTC”) and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

      The equity security units are issued only as fully-registered securities registered in the name of DTC or Cede & Co., DTC’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of units, is issued and has been deposited with DTC and bears a legend regarding the restrictions on exchanges and registration of transfer referred to below. Investors may elect to hold interests in the global security certificates through either DTC in the United States or Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (the “Euroclear System”), in Europe, if they are participants of such systems, or indirectly through organizations, which are participants in such systems. Clearstream, Luxembourg and the Euroclear System each hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that institutions having accounts with DTC (its “participants”) deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      In the event that

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after such notice,

•	an event of default under the purchase contract agreement or the indenture has occurred and is continuing, or

•	we elect to terminate the book-entry system through DTC with respect to the units,

certificates for the equity security units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for units certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

      As long as DTC or its nominee is the registered owner of the global security certificates, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all equity security units represented by these certificates for all purposes under the equity security units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

•	will not be entitled to have such global security certificates or the equity security units represented by those certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of equity security units certificates in exchange for beneficial interests in global security certificates, and

•	will not be considered to be owners or holders of the global security certificates or any units represented by these certificates for any purpose under the equity security units or the purchase contract agreement.

      All payments on the equity security units represented by the global security certificates and all transfers and deliveries of related debentures, treasury securities and common stock will be made to DTC or its nominee, as the case may be, as the holder of the securities.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on November 15, 2004 or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants, designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the purchase contract agent or any agent of ours or the purchase contract agent will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests. Transfers between participants in Clearstream, Luxembourg or the Euroclear System will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between the participants in DTC, on the one hand, and Clearstream, Luxembourg or the Euroclear System participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream, Luxembourg or the Euroclear System, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Clearstream, Luxembourg or the Euroclear System, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream, Luxembourg or the Euroclear System, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and the Euroclear System participants may not deliver instructions directly to the depositaries for Clearstream, Luxembourg or the Euroclear System.

      Because of time zone differences, the securities account of a Clearstream, Luxembourg or the Euroclear System participant purchasing an interest in global security certificates from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg or the Euroclear System participant, during the securities settlement processing day (which must be a business day for Clearstream, Luxembourg and the Euroclear System) immediately following the settlement date of DTC. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales in interest in global security certificates by or through a Clearstream, Luxembourg or the Euroclear System participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day for Clearstream, Luxembourg or the Euroclear System following DTC’s settlement date.

      Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures to facilitate transfers of interests in the global security certificates among DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discounted at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream, Luxembourg or the Euroclear System or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Replacement of Unit Certificates

      If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      We are, however, not required to issue any certificates representing equity security units on or after the business day immediately preceding the earlier of the stock purchase date or the date the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the equity security units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the equity security units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

      U.S. Bank National Association, successor by merger to State Street Bank and Trust Company of California, N.A., and exchange agent for the Early Settlement Offer, is acting as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of equity security units from time to time. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

      The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

      The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

      U.S. Bank, N.A. is acting as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the equity security units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

      The pledge agreement contains provisions limiting the liability of the collateral agent. The pledge agreement contains provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

      The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

      The purchase contract agreement provides that we will pay fees and expenses related to:

•	the offering of the equity security units;

•	the retention of the purchase contract agent;

•	the enforcement by the purchase contract agent of the rights of the holders of the equity security units; and

•	with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the common stock upon settlement of the purchase contracts.

      Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE DEBENTURES

      The following is a summary of the principal documents and provisions relating to the debentures. Although we believe the material provisions of these documents have been accurately summarized, you should refer to the actual terms of the debentures, the subordinated debt securities indenture, the first supplemental indenture and the other principal documents that are a part of the debentures for the definitive terms and conditions of the debentures. See “Where You Can Find More Information” for information on how to obtain copies.

      The debentures were issued as a separate series of debt securities referred to as the 7.25% subordinated debentures due 2006 according to the terms of an indenture qualified under the Trust Indenture Act, dated as of December 27, 2001, as supplemented, between us and U.S. Bank National Association, successor by merger to State Street Bank and Trust Company of California, N.A., as the indenture trustee.

Overview

      The debentures are unsecured and rank subordinated in right of payment to all of our existing and future senior debt (but unsubordinated in right of payment in an amount equal to the value of certain limited pledged assets). The debentures were issued as a separate series of debt securities under the indenture, limited to $1,100,000,000 in aggregate principal amount. If, at the time of a successful remarketing, Solectron receives ratings by Standard & Poor’s and Moody’s Investors Service on its senior unsecured debt of at least BBB- and Baa3, respectively, each with an outlook of stable or better, then the subordination provisions of the debentures will no longer be applicable and the debentures will automatically become our general, unsecured obligations ranking equally in right of payment with all of our existing and future unsubordinated debt.

      The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2006.

      The indenture does not limit the incurrence or issuance of other secured or unsecured debt by us, including senior debt.

      Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder.

      The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

      A holder of stripped units that does not also hold debentures separately will not receive interest payments on the debentures.

      Subject to the following paragraph, the debentures will be unsecured and will rank subordinated in right of payment to all of our existing and future senior debt (but unsubordinated in right of payment in an amount equal to the value of certain limited pledged assets). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets (other than to the extent of the value of the limited collateral in the pledge account) will be available to satisfy obligations of our senior debt before any payment may be made on the debentures. We may not have sufficient assets remaining to pay amounts on any or all of the debentures.

      If, at the time of a successful remarketing, Solectron receives ratings by Standard & Poor’s and Moody’s Investors Service on its senior unsecured debt of at least BBB- and Baa3, respectively, each with an outlook of stable or better, then the debentures will cease to be subordinated debt, and will rank equally in right of payment to all of our then existing and future unsubordinated debt. However, the debentures will then be unsecured obligations as all of the certain limited pledged assets will have been released from the pledge account and, therefore, will be effectively subordinated to all of our existing and future senior secured debt to the extent of the value of the assets securing such debt. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our senior secured debt before any payment may be made on the debentures. In addition, to the extent that such assets cannot satisfy in full our senior secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the debentures. We may not have sufficient assets remaining to pay amounts on any or all of the debentures.

      In addition, the debentures, whether or not they are subordinated, will be effectively subordinated to existing and future liabilities of our subsidiaries. Our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the debentures to share in those assets, would be subject to the satisfaction of claims of the subsidiaries’ creditors. Consequently, the debentures will be effectively subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue. As a result, we expect the debentures to be junior to substantially all of our future liabilities.

      The debentures are our obligations exclusively. The indenture does not limit our ability to incur senior or secured debt, or our ability or that of any of our presently existing or future subsidiaries, to incur other indebtedness and other liabilities. We may have difficulty paying our obligations under the debentures if we, or any of our subsidiaries, incur additional indebtedness or liabilities.

      As of February 28, 2004, we had approximately $2,179.0 million of senior debt outstanding (none of which was secured) including the aggregate amount of indebtedness of our subsidiaries of approximately $2.6 billion (excluding intercompany liabilities). We and our subsidiaries may incur additional indebtedness, including senior or secured debt, which could adversely affect our ability to pay our obligations under the debentures.

Interest

      Each debenture shall initially bear interest at the rate of 7.25% per year, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, ending on November 15, 2006. Each debenture shall bear interest to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures shall not remain in book-entry only form, we shall have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

      The applicable interest rate on the debentures outstanding on and after August 15, 2004 will be reset on August 15, 2004, assuming a successful remarketing on that date, effective for interest accrued from August 15, 2004 to November 15, 2006, as described in “Description of the Debentures — Interest Rate Reset” below.

      We will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

Interest Rate Reset

      The applicable quarterly interest rate on the debentures will be reset on August 15, 2004 to the reset rate, assuming a successful remarketing on that date.

      The reset rate will be the interest rate on the debentures determined by the reset agent to be sufficient to cause the then current aggregate market value of all then outstanding debentures to be equal to 100.5% of the remarketing value described under “Description of the Debentures — Description of the Purchase Contracts — Remarketing.” For this purpose we will assume, even if not true, that all of the debentures are held as components of normal units and will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all debentures to be equal to 100.5% of the remarketing value, and as a result the debentures cannot be sold, the distribution rate will not be reset but will continue to be the initial interest rate of the debentures. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the debentures on each of the four consecutive business days ending on October 1, 2004 and the third business day immediately preceding the stock purchase date. The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent.

      The reset rate will apply to interest on all debentures outstanding after the successful remarketing date. However, the reset of the interest rate on the debentures will not change the amount of payments to be received by holders of the normal units, which, as described above, will remain at the initial annual rate of 7.25% of $25 for the last quarterly payment payable on November 15, 2004.

Remarketing

      The debentures will be remarketed as described under “Description of the Equity Security Units — Remarketing.”

Optional Remarketing

      On or prior to the fourth business day immediately preceding the remarketing date or any subsequent remarketing date, holders of debentures that are not components of normal units may elect to have their debentures remarketed in the same manner as debentures that are components of normal units by delivering their debentures along with a notice of this election to the collateral agent. The collateral agent will hold the debentures in an account separate from the collateral account in which the pledged securities will be held. Holders of debentures electing to have their debentures remarketed will also have the right to withdraw the election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

      If a tax event occurs and is continuing, we may, at our option, redeem the debentures in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each debenture, the redemption amount referred to below, plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on debentures which are due and payable on or prior to a redemption date will be payable to holders of the debentures registered as such at the close of business on the relevant record dates. Subject to the following sentence, if following the occurrence of a tax event, we exercise our option to redeem the debentures, the proceeds of the redemption will be payable in cash to the holders of the debentures. If the tax event redemption occurs prior to a successful remarketing of the debentures, the redemption price for the debentures forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for corresponding debentures and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase shares of our common stock under the purchase contracts.

      “Tax event” means the receipt by Solectron of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest or original issue discount on the debentures would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this offering memorandum, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this offering memorandum.

      If a tax event redemption occurs prior to a successful remarketing of the debentures, the treasury portfolio to be purchased on behalf of the holders of the normal units will consist of interest or principal strips of U.S. treasury securities which mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the debentures included in the normal units and with respect to each scheduled interest payment date on the debentures that occurs after the tax event redemption date and on or before November 15, 2004 interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the debentures on each such date assuming that the interest rate of the debentures were not reset on the applicable reset date. These treasury securities are non-callable by us.

      Solely for purposes of determining the treasury portfolio purchase price in the case of a tax event redemption date occurring after a successful remarketing of the debentures, “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to November 15, 2006 in an aggregate amount equal to the aggregate principal amount of the debentures outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the debentures that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the debentures outstanding on the tax event redemption date.

      “Redemption amount” means in the case of a tax event redemption occurring prior to a successful remarketing of the debentures, for each debenture the product of the principal amount of the debenture and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of debentures included in normal units, and in the case of a tax event redemption date occurring after a successful remarketing of the debentures, for each debenture the product of the principal amount of the debenture and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of the debentures outstanding on the tax event redemption date.

      “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

      “Quotation agent” means Goldman, Sachs & Co. or any of its successors or any other primary U.S. government securities dealer in New York City selected by us. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debentures. In the event any debentures are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the debentures to be redeemed.

Book-Entry and Settlement

      Debentures that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we also refer to as global securities, registered in the name of the depositary or its nominee. Except as provided below and except upon recreation of normal units, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of debentures in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the debentures will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for debenture certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

Book-Entry Only Issuance

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

      If any debentures are held separately from the normal units, those debentures will be issued as one or more fully-registered global certificates representing the total aggregate principal amount of those debentures. In that case, DTC will act as securities depositary for the debentures, and the debentures will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. However, under some circumstances, we may decide not to use the system of book-entry transfers through DTC with respect to the debentures. In that case, certificates representing the debentures will be printed and delivered to the holders.

      Investors may elect to hold interests in the global certificates through either DTC in the United States or Clearstream, Luxembourg or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations, which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures as represented by a global certificate.

      Purchases of debentures within DTC’s system must be made by or through direct participants, which will receive a credit for the debentures on DTC’s records. The beneficial ownership interest of each actual purchaser of each debenture is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debentures. Transfers of ownership interests in the debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debentures, except if use of the book-entry system for the debentures is discontinued.

      To facilitate subsequent transfers, all the debentures deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debentures with DTC and the registration in the name of Cede & Co. will cause no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debentures. DTC’s records reflect only the identity of the direct participants to whose accounts those debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      So long as DTC or its nominee is the registered owner or holder of a global certificate, DTC or the nominee will be considered the sole owner or holder of the debentures represented for all purposes under the indenture and the debentures. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC’s applicable procedures, and, if applicable, those of Clearstream, Luxembourg and the Euroclear System.

      DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange, only at the direction of one or more participants to whose account interests in the global certificates are credited and only in respect of the portion of the principal amount of debentures as to which such participant or participants has or have given such directions. However, if there is an event of default under the debentures, DTC will exchange the global certificates for certificated securities, which it will distribute to its participants.

      Conveyance of notices and other communications by DTC to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

      Although voting with respect to the debentures is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to debentures. Under its usual procedures, DTC would mail an omnibus proxy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debentures are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We believe that the arrangements among DTC, direct and indirect participants and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a debenture.

      Interest payments on the debentures issued in the form of one or more global certificates will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive distributions on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global certificates or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global certificates. Payment of interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

      Except as provided herein, a beneficial owner in a global certificate will not be entitled to receive physical delivery of debentures. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debentures.

      Transfers between participants in Clearstream, Luxembourg or the Euroclear System will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between the participants in DTC, on the one hand, and Clearstream, Luxembourg or the Euroclear System participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream, Luxembourg or the Euroclear System, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Clearstream, Luxembourg or the Euroclear System, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream, Luxembourg or the Euroclear System, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and the Euroclear System participants may not deliver instructions directly to the depositaries for Clearstream, Luxembourg or the Euroclear System.

      Because of time zone differences, the securities account of a Clearstream, Luxembourg or the Euroclear System participant purchasing an interest in global security certificates from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg or the Euroclear System participant, during the securities settlement processing day (which must be a business day for Clearstream, Luxembourg and the Euroclear System) immediately following the settlement date of DTC. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales in interest in global security certificates by or through a Clearstream, Luxembourg or the Euroclear System participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day for Clearstream, Luxembourg or the Euroclear System following DTC’s settlement date.

      Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures to facilitate transfers of interests in the global certificates among DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream, Luxembourg or the Euroclear System or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      DTC may discontinue providing its services as securities depositary with respect to the debentures at any time by giving reasonable notice to us. Under these circumstances, if a successor securities depositary is not obtained, debenture certificates are required to be printed and delivered to holders. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary, with respect to the debentures. In that case, certificates for the debentures will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the debentures.

      A global security shall be exchangeable for debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time DTC is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days;

•	we, in our sole discretion, determine that the global security shall be so exchangeable; or

•	an event of default under the indenture has occurred and is continuing.

      Any global security that is exchangeable according to the preceding sentence shall be exchangeable for debentures registered in those names as DTC shall direct. It is expected that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

Payment and Paying Agents

      Payment of principal of and interest on the debentures will be made at the office of the trustee, in New York, New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing debentures, by:

•	check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

•	wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

      Payment of any interest on any debenture will be made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the debentures.

      Any money deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Information Concerning the Trustee

      U.S. Bank National Association, successor by merger to State Street Bank and Trust Company of California, N.A., is the trustee under the indenture. The trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the trustee will not be under any obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered indemnity and security satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

      The trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

      The indenture and the debentures are governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

COMPARISON OF RIGHTS BETWEEN THE EQUITY SECURITY UNITS

AND OUR COMMON STOCK

      The following describes the material differences between the rights of holders of the equity security units and holders of shares of our common stock. While we believe that the description covers the material differences between the equity security units and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum and the other documents we refer to for a more complete understanding of the differences between being a holder of equity security units and a holder of shares of our common stock.

Governing Document

      As a holder of equity security units, your rights currently are set forth in, and you may enforce your rights under, the purchase contract agreement, the pledge agreement, and the indenture governing the debentures. After completion of the Early Settlement Offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law and our Restated Certificate of Incorporation and By-laws.

Payments

      Holders of equity security units are entitled to quarterly interest payments as described above under “Description of the Equity Security Units — Periodic Payments — Normal Units,” “Description of the Equity Security Units — Periodic Payments — Stripped Units” and “Description of the Equity Security Units — Periodic Payments — Debentures.” Holders of shares of our common stock are entitled to receive ratable dividends as declared by our board of directors out of funds legally available for such purpose.

Redemption

      We may redeem the debentures under certain tax events, as described above under “Description of the Debentures — Tax Event Redemption.” Our common stock is not redeemable.

Listing

      The equity security units are listed and traded on the NYSE under the symbol “SLR PrS” and our common stock is listed and traded on the NYSE under the symbol “SLR.”

Voting Rights

      Holders of equity security units have limited voting rights. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Rights Agreement

      Holders of shares of our common stock are entitled to the rights pursuant to a preferred stock rights agreement between us and Fleet National Bank. Without exercising their early settlement rights, holders of equity security units are not entitled to these rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material U.S. federal income tax consequences of the Early Settlement, and of the ownership and disposition of the shares of our common stock acquired in connection with the Early Settlement, to holders who hold the equity security units, and who will hold shares of our common stock, as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), treasury regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all of which are subject to change or differing interpretations, possibly with retroactive effect.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt organizations, (2) persons holding equity security units or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment, (3) U.S. holders (as defined below) whose functional currency is not the U.S. dollar or (4) certain U.S. expatriates), nor does it address alternative minimum taxes or state, local or foreign taxes.

      No statutory, administrative or judicial authority directly addresses the treatment of transactions such as the Early Settlement Offer relating to the equity security units or instruments similar to the equity security units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described herein. A different treatment from that described below under the heading “Material United States Federal Income Tax Consequences — Early Settlement of Purchase Contracts and Retirement of Debentures” could adversely affect the amount, timing and character of income, gain or loss in respect of the transactions described herein. Holders of the equity security units are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the Early Settlement, and of the ownership and disposition of shares of common stock acquired in connection with the Early Settlement, in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

U.S. Holders

      The following discussion is addressed to U.S. holders. For purposes of this discussion, “U.S. holder” means a beneficial owner of an equity security unit or shares of our common stock that is, for U.S. federal income tax purposes (1) a person who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

      If a holder of our equity security units or shares of our common stock is a partnership or an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold the equity security units or shares of our common stock, and partners in such partnerships, should consult their own tax advisors.

Early Settlement of Purchase Contracts and Retirement of Debentures

      For U.S. federal income tax purposes, we intend to treat the exchange of equity security units for our common stock and cash pursuant to the Early Settlement Offer as an early settlement of the purchase contracts and a retirement of the debentures. We will treat the holder as purchasing the shares of our common stock covered by the purchase contract for the price specified therein, and as paying such purchase price to us either (i) with debentures having a fair market value equal to such purchase price or (ii) with a portion of the cash proceeds from a sale of the debentures to us. Because the purchase price of our common stock set forth in the purchase contract is equal to the face amount of the debentures, these amounts will be netted, and only the excess cash on the retirement of the debentures actually will be delivered to the holders, in addition to the shares of our common stock covered by the purchase contract.

      A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under the purchase contract, except with respect to any cash paid to such U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate tax basis in the common stock received under a purchase contract generally will equal the purchase price specified in the purchase contract, plus the U.S. holder’s adjusted tax basis in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. A U.S. holder’s initial tax basis in the purchase contract was its relative fair market value at the time of the purchase of the equity security unit of which the purchase contract constituted a part. In our original issuance of the equity security units, we determined the relative fair market value of each purchase contract to be $1.07, and our determination, although not binding on the IRS, was binding on each U.S. holder that purchased an equity security unit in the original issuance unless such U.S. holder disclosed a contrary position on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year in which the equity security unit was acquired. A U.S. holder that purchased an equity security unit in the secondary market similarly should have allocated the purchase price between the purchase contract and the debenture in proportion to their relative fair market values at that time. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

      A U.S. holder will recognize gain or loss on the sale, exchange or other disposition of debentures in an amount equal to the difference between the amount realized by such U.S. holder on the sale and such U.S. holder’s adjusted tax basis in such debentures. A U.S. holder’s adjusted tax basis in a debenture will be equal to its relative fair market value at the time of the purchase of the equity security unit of which the debenture constituted a part, increased by the amount of original issue discount included in income with respect to the debenture, and decreased by the amount of projected payments with respect to the debenture. In our original issuance of the equity security units, we determined the relative fair market value of the debenture to be $23.93, and our determination, although not binding on the IRS, was binding on each U.S. holder that purchased an equity security unit in the original issuance unless such U.S. holder disclosed a contrary position on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year in which the equity security unit was acquired. A U.S. holder that purchased an equity security unit in the secondary market similarly should have allocated the purchase price between the purchase contract and the debenture in proportion to their relative fair market values at that time. Gain recognized on the sale, exchange or other disposition of a debenture will be treated as ordinary interest income. Loss recognized on the sale, exchange or other disposition of a debenture will be treated as ordinary loss to the extent of such U.S. holder’s prior inclusions of original issue discount on the debenture (reduced by any negative adjustments previously taken into account as ordinary loss). Any loss in excess of such amount will be treated as a capital loss. The deductibility of capital losses is subject to limitations.

Alternative Tax Characterizations

      The treatment of the Early Settlement Offer for U.S. federal income tax purposes as an early settlement of the purchase contracts is not free from doubt. The IRS is not bound by this characterization and successfully could assert alternative characterizations. For example, the Early Settlement Offer could be recharacterized as a taxable disposition of the equity security units, or as a tax-deferred recapitalization. Holders are urged to consult their own tax advisors regarding the proper characterization of the Early Settlement Offer in light of their own particular circumstances.

Taxable Disposition of Equity Security Units

      If the Early Settlement Offer were characterized by the IRS as a taxable disposition of equity security units and such characterization were sustained, a U.S. holder would be treated as having disposed of each of the purchase contract and the debenture that constitute such equity security unit, in exchange for the amount realized on such disposition. Because the disposition of the equity security unit would occur when the purchase contract is out-of-the-money, none of the amount realized in the Early Settlement Offer would be allocable to the purchase contract. A U.S. holder therefore should be considered to have received all of the proceeds (including the cash, the fair market value of our common stock, and the fair market value of being relieved of such holder’s obligations under the purchase contract) in exchange for the debenture. As a result, a U.S. holder generally would recognize a capital loss on the purchase contract equal to the U.S. holder’s adjusted tax basis in the purchase contract, plus the fair market value to the U.S holder of being relieved from such holder’s obligations under the purchase contract, which the holder would be deemed to have paid to us. In addition, the U.S holder would recognize gain or loss on the debenture equal to the difference between the proceeds realized in the Early Settlement Offer and the U.S. holder’s adjusted tax basis in the debenture. Because any gain on the disposition of a debenture generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with the capital loss realized on the disposition of the purchase contract may be limited.

      A U.S. holder’s aggregate initial tax basis in the common stock received in the Early Settlement Offer would be its fair market value on the date of the exchange, and the holding period would commence on the day following the exchange.

Tax-Deferred Recapitalization

      In the alternative, the Early Settlement Offer could be characterized by the IRS as a tax-deferred recapitalization with respect to the debentures, in which case if such characterization were sustained, a U.S. holder would recognize gain on the debenture, if any, to the extent of the sum of the cash and the fair market value to the U.S. holders of being relieved of such holder’s obligations under the purchase contract. Any gain recognized would be treated as ordinary income. No loss would be recognized. A U.S. holder would have an aggregate initial tax basis in the shares of our common stock received in the exchange equal to such holder’s adjusted tax basis in the debentures, increased by any gain recognized on the exchange and decreased by the sum of the cash and the fair market value of being relieved of such U.S. holder’s obligations under the purchase contract. A U.S. holder would have a holding period for the shares that includes the period during which the debentures were held. In addition, a U.S. holder generally would recognize a capital loss on the purchase contract equal to the U.S. holder’s adjusted tax basis in the purchase contract, plus the fair market value to the U.S holder of being relieved from such holder’s obligations under the purchase contract, which the holder would be deemed to have paid to us.

Common Stock

      Any distribution on our common stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. For taxable years beginning before January 1, 2009, subject to certain exceptions, any such dividend received by a non-corporate holder (including an individual) generally will be taxed at a 15% rate, provided certain holding period requirements are met. Any dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in our common stock. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

      The following discussion is addressed to non-U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder as defined under “Material United States Federal Income Tax Consequences — U.S. Holders.” Special rules may apply if such non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” and is subject to special treatment under the

Code. A non-U.S. holder that is such an entity should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

U.S. Federal Withholding Tax

      The U.S. federal withholding tax of 30% will not apply to any payment of principal or interest (including original issue discount and gain that is treated as interest for U.S federal income tax purposes) on the debentures provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the treasury regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	the non-U.S. holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its equity security units through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

      We generally will withhold tax at a rate of 30% on dividends, if any, paid on shares of our common stock. However, if a treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, dividends that are effectively connected with the conduct of a trade or business by you within the United States (and, where a tax treaty applies, are also attributable to a United States permanent establishment maintained by a non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such reduction in or exemption from the 30% withholding tax, a non-U.S. holder should provide a properly executed IRS Form W-8BEN or Form W-8ECI (or a suitable substitute form) stating that such payments are eligible for a reduced rate of withholding under a treaty or are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

      In general, the 30% U.S. federal withholding tax will not apply to any gain realized by a non-U.S. holder on the sale, exchange or other disposition of the equity security units, debentures, purchase contracts, or common stock.

U.S. Federal Income Tax on Effectively Connected Income

      If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, if a non-U.S. holder maintains a permanent establishment within the United States) and interest (including original issue discount) on the debentures and dividends on the common stock are effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax (but not the 30% withholding tax) on such effectively connected interest, original issue discount or dividends on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

      Any gain or income realized on the disposition of an equity security unit, a purchase contract, a debenture, or common stock generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the non-U.S. holders’ conduct of a trade or business in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

      Unless a holder is an exempt recipient, such as a corporation, interest, original issue discount and dividends received on, and proceeds received from the sale of, equity security units, debentures, purchase contracts, or common stock may be subject to information reporting and may also be subject to U.S. federal backup withholding tax at a rate of 28% if the holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

      In general, no backup withholding will be required with respect to payments made by us with respect to the equity security units, debentures or common stock if a U.S. holder has provided us with a substitute Form W-9 and a non-U.S. holder has provided us with an IRS Form W-8BEN (or a suitable substitute form) described above and we do not have actual knowledge or reason to know that a holder is a United States person. In addition, no backup withholding will be required regarding the sale of equity security units, debentures, or common stock even if made within the United States or through certain United States financial intermediaries if the payor receives the statement described above and, with respect to non-U.S. holders, does not have actual knowledge or reason to know that a holder is a United States person, or a holder can otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Federal Tax Treatment of Non-Tendering Holders

      If a holder of our equity security units does not participate in the Early Settlement Offer, the exchange will have no impact on such holder, and the U.S. federal income tax consequences of ownership and disposition of equity security units, purchase contracts, debentures or treasury securities will be as described in the original prospectus supplement dated December 20, 2001.

PLAN OF DISTRIBUTION

      We are relying on Section 3(a)(9) of the Securities Act to exempt the Early Settlement Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Early Settlement Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Early Settlement Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Early Settlement Offer.

      Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same trading characteristics (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of ours or you acquired your securities from an affiliate of ours, or from someone in your chain of ownership who acquired the securities from an affiliate of ours, in an unregistered transaction within the past year: (1) your equity security units should be free from restrictions on transfer; (2) we believe that the shares of common stock you will receive if you elect to participate in the Early Settlement Offer will assume the same trading characteristics as the unrestricted equity security units that you tender in the Early Settlement Offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able freely to transfer the shares of common stock.

      We have agreed to pay all expenses incident to the Early Settlement Offer, other than commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any equity security units.

      We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the equity security units, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

      Letters of Transmittal, certificates for the equity security units and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

U.S. BANK NATIONAL ASSOCIATION

By Registered or Certified Mail or Hand Delivery:	By Facsimile Transmission: (For Eligible Institutions only)

U.S. Bank National Association Corporation Trust Operations Reorganization Unit 60 Livingston Avenue St. Paul, Minnesota 55107-2292 Attention: Specialized Finance	(651) 495-8097 Confirm by telephone: (800) 934-6802

      Any questions regarding procedures for tendering equity security units or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor

New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (800) 905-7166

      Any questions regarding the terms of this offering memorandum should be directed to us at:

SOLECTRON CORPORATION

Treasurer
847 Gibraltar Drive
Milpitas, California 95035
Telephone No. (408) 957-8500